        Exhibit 10.1

ASSET PURCHASE AGREEMENT
dated as of December 31, 2020

by and among

FORUM US, INC.,

as Seller,

ANVIL INTERNATIONAL, LLC,

as Buyer,

and, solely for the limited purposes set forth herein,

FORUM ENERGY TECHNOLOGIES, INC.

TABLE OF CONTENTS
    i

EXHIBITS

Exhibit A – R&W Policy
Exhibit B – Estimated Closing Statement
Exhibit C – Flow of Funds Memorandum
Exhibit D – Form of Assignment and Assumption Agreement
Exhibit E – Form of Trademark Assignment Agreement
Exhibit F – Form of Patent Assignment Agreement
Exhibit G – Form of Transition Services Agreement
Exhibit H – Form of Distributor Agreement
Exhibit I – Form of Broussard Lease Agreement
Exhibit J – Form of Quitclaim Deed
Exhibit K – Form of Special Warranty Deed

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made as of December 31, 2020 by and among Anvil International, LLC, a Delaware limited liability company (the “Buyer”), Forum US, Inc., a Delaware corporation (the “Seller”), and, solely for the purposes of Article IV and Article VI through Article VIII, Forum Energy Technologies, Inc., a Delaware corporation (the “Parent”).
RECITALS
WHEREAS, the Seller owns and operates the Acquired Business;
WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Seller desires to sell to the Buyer certain properties and assets of the Seller relating to the Acquired Business, namely the Assets but expressly excluding the Retained Assets and the Retained Liabilities, and the Buyer desires to purchase such Assets and assume the Assumed Liabilities (such asset purchase and the related assumption of Assumed Liabilities is referred to as the “Acquisition”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, (a) the Buyer is acquiring, in connection with the consummation of the transactions contemplated hereby, a representation and warranty insurance policy covering certain representations and warranties set forth in this Agreement (the “R&W Policy”), and (b) the Buyer has provided to the Seller a true and complete copy of the form of the binders for the R&W Policy attached hereto as Exhibit A.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
THE ASSET PURCHASE
Section 1.01 The Asset Purchase. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, convey, assign and transfer to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest as of the Closing Date in and to the following assets, in each case free and clear of any Liens, other than Permitted Liens (collectively, the “Assets”):
a.all customer and supplier lists and sales and service records primarily related to the Acquired Business (other than sales and service records related to the purchase of goods and services of the Acquired Business sold through other brands of the Seller and its Affiliates);
b.subject to Section 1.03(a)(xxi) and Section 1.03(a)(xxii), all Contracts relating primarily to the conduct of the Acquired Business (collectively, the “Business Contracts”);

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c.all of the personal property, including equipment, machinery, furniture, office equipment, communications equipment, vehicles and tools, in each case used or held for use primarily in the Acquired Business, including those listed on Section 1.01(c) of the Seller Disclosure Letter (the “Personal Property”);
d.all inventories, including finished goods, finished components, work-in-process, raw materials, byproducts, purchased parts, shipping containers, production and packaging materials and supplies, stores, spare parts and supplies including any such items consigned to others and any and all rights to the warranties received from suppliers with respect to such finished goods, finished components, work-in-process, raw materials, byproducts, purchased parts, shipping containers, production and packaging materials and supplies, stores, spare parts and supplies, in each case primarily attributable to, or used or held for use primarily in, the Acquired Business, except for the Excluded Inventory (the “Inventory”);
e.except for the Retained Records, to the extent used in or related to the Acquired Business, the Assets or the Assumed Liabilities, all books, records, files and papers, whether in hard copy or computer format, including sales and sales promotional literature, other product literature, catalogs, quality control records and manuals, other manuals and data, product component lists, engineering designs and drawings, product specifications, cost and pricing information, sales and purchase correspondence, customer lists, lists of suppliers and any information relating to any Tax imposed on the Assets and payroll and personnel records relating to the Business Employees (to the extent permitted by applicable Law) ((i) and (ii) collectively, the “Records”); provided that the Seller shall not be required to deliver to Buyer any Records that are not exclusively used in the or exclusively related to the Acquired Business (including Records commingled with information, data or files of the Retained Business or that also relate to the Retained Business, Retained Liabilities or Retained Liabilities), and instead, the Seller shall provide access to such Records in accordance with Section 6.01;
f.all rights in, to and under all Permits and other rights of the Seller under any Law, in each case relating primarily to, or used or held for use primarily in respect of, the Acquired Business;
g.all rights, title and interest of the Seller under all equipment leases primarily related to the Acquired Business or equipment used or held for use primarily in the Acquired Business, including those set forth on Section 1.01(g) of the Seller Disclosure Letter (the “Assumed Equipment Leases”);
h.all Business IT Assets;
i.all Business Intellectual Property owned by the Seller, including the Business Restricted Marks and all Intellectual Property set forth in Section 1.01(i) of the Seller Disclosure Letter;
j.all Contracts under which the Acquired Business is granted rights in the Business Intellectual Property from, or under which the Seller has granted rights in its Business Intellectual Property to, any Person, including those that are listed on Section 1.01(j) of the Seller Disclosure Letter;

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k.all interests of the Seller in the owned, leased or rented real property described or listed in Section 1.01(k) of the Seller Disclosure Letter (the “Real Property”), together with all buildings, fixtures and improvements erected thereon and all appliances, computer equipment, telephone systems, copy machines, fax machines, supplies, furniture and all other tangible personal property of every kind and description located on such Real Property as of the Closing Date other than the items listed, as of the date of this Agreement, in Section 1.01(k) of the Seller Disclosure Letter;
l.any information prepared by attorneys or under their direction as to which the Seller or any of its Affiliates would be entitled to assert a privilege, including the attorney-client and attorney work product privileges, to the extent relating to or resulting from the Assumed Liabilities (other than Transaction Privileged Communications), which privileges after the Closing will be controlled by the Buyer, and may be waived only by the Buyer, whether or not such information is in the possession or under the control of the Buyer and whether or not the Seller retains a copy of such information;
m.all prepaid expenses, including in respect of ad valorem taxes, leases and rentals, to the extent included as Current Assets in the Final Net Working Capital;
n.all rights, claims, credits, causes of action, rights of subrogation or rights of set-off against third parties, including rights under manufacturers’ and vendors’ warranties, to the extent related primarily to the Acquired Business or to the extent related to the Assets or the Assumed Liabilities;
o.all telephone numbers (other than personal telephone numbers of individuals), facsimile numbers, email addresses and other communication identifiers used exclusively by the Acquired Business;
p.all Accounts Receivable in respect of sales made (and products delivered or services provided) prior to the Closing Date to the extent included as Current Assets in the Final Net Working Capital;
q.all insurance proceeds receivable that were or are generated exclusively in respect of the Acquired Business or Assets that are, or had the event giving rise to such insurance proceeds not occurred, would have been included in the Assets;
r.any Tax refund, rebate or credit not described in Section 1.03(a)(xiii);
s.without duplication, all other Current Assets to the extent included in the Final Net Working Capital; and
t.other than (i) the Retained Assets and (ii) assets used for the provision of Accounts Receivable and Accounts Payable services (each as defined in the Transition Services Agreement), all other assets, properties and rights of a type not expressly covered in this Section 1.01 that are primarily related to, primarily used in or primarily held for use in the Acquired Business, and, without duplication, the assets, property or rights listed on Section 1.01(t) of the Seller Disclosure Letter.
Section 1.02Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall assign and transfer to the Buyer, and the Buyer shall accept and assume, and shall pay, perform, discharge and satisfy, as and when due, all of the

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Liabilities of the Seller to the extent arising out of or attributable to the Assets or to the extent primarily arising out of or attributable to the Acquired Business, other than the Retained Liabilities, including Buyer Taxes, all Current Liabilities (including Accounts Payable) to the extent included as Current Liabilities in the Final Net Working Capital and those obligations and liabilities listed on Section 1.02 of the Seller Disclosure Letter (collectively, the “Assumed Liabilities”).
Section 1.03Retained Assets and Retained Liabilities.
a.The Assets specifically do not include, and the Buyer will not acquire, any of the following assets of the Seller or any of its Affiliates, regardless of whether such assets arise out of, relate to or are attributable to the Acquired Business (collectively, the “Retained Assets”):
(i)(A) the corporate seal, Organizational Documents, minute books or stock books of the Seller or any of its Affiliates and the original financial and accounting books and records and Tax Returns of the Seller or any of its Affiliates (including supporting work papers and other documents relating to the financial, accounting and Tax policies of the Seller, such as transfer pricing studies and other proprietary information related to the preparation and filing of Tax Returns and calculations of Tax, but excluding Tax Returns related to Property Taxes), and (B) copies of any Records to the extent relating to the Retained Businesses (it being understood, for the avoidance of doubt, that the portion of any Records to the extent relating exclusively to the Acquired Business, the Assumed Liabilities or the Assets shall be an Asset pursuant to Section 1.01(e)) (collectively, the “Retained Records”);
(ii)all real property, whether owned or leased, other than the Real Property;
(iii)all cash, cash equivalents, marketable securities, bank deposits, investment accounts, lockboxes, certificates of deposit, bank accounts, credit cards and other similar items, other than such amounts transferred to the Buyer pursuant to Section 1.01(q);
(iv)all receivables owed to the Seller by an Affiliate of the Seller;
(v)the rights that accrue or will accrue to the Seller or any of its Affiliates under this Agreement and any other Transaction Document in which the Seller or any of its Affiliates is a party;
(vi)all rights in, to and under all Permits and other rights under any Law, other than those transferred pursuant to Section 1.01(f);
(vii)the tangible personal property of every kind and description not transferred to the Buyer pursuant to Section 1.01(c) or Section 1.01(k);
(viii)all IT Assets other than the Business IT Assets;

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(ix)the assets, properties and rights of and with respect to any employee benefit plan or arrangement, including any Employee Plan or Business Plan, heretofore sponsored or maintained by the Seller or any of its predecessors or its Affiliates;
(x)all rights, title and interest in any Seller Restricted Marks;
(xi)all Intellectual Property other than the Business Intellectual Property;
(xii)all Tax attributes of the Seller or any of its Affiliates, including any current or deferred tax losses and allowable deductions (excluding any Tax refunds, rebates and credits, which, for the avoidance of doubt, are covered exclusively in Section 1.03(a)(xiii));
(xiii)all Tax refunds, rebates and credits, and tax incentives granted by a Government Authority to the Seller or any of its Affiliates, in each case with respect to Seller Taxes;
(xiv)any rights under the insurance policies of the Seller or any of its Affiliates, including for any claims, insurance proceeds or rights of recovery against Third Parties arising out of or attributable to any period prior to the Closing, other than insurance proceeds transferred to the Buyer pursuant to Section 1.01(q) or Section 6.06;
(xv)any investment in the Capital Stock of (or any intercompany advances to) any Affiliate of the Seller;
(xvi)all personnel records and other records relating to the Acquired Business that the Seller or any Affiliate of the Seller is required by Law to retain in its possession;
(xvii)all loans to employees of the Seller or any of its Affiliates other than normal travel or expense allowances;
(xviii)all attorney-client privilege and attorney work-product protection of the Seller or associated with the Acquired Business, in each case to the extent arising with respect to legal counsel representation of the Seller or its Affiliates or the Acquired Business in connection with the transactions contemplated by this Agreement or any of the Transaction Documents (“Transaction Privileged Communications”);
(xix)all inventories, including finished goods, finished components, work-in-process, raw materials, purchased parts, shipping containers, stores, spare parts and supplies exclusively attributable to, or used or held for use exclusively in, the Acquired Business and located in Canada and Saudi Arabia (the “Excluded Inventory”);
(xx)all documents maintained by the Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement or any of the Transaction Documents;

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(xxi)all Related Party Contracts other than any non-compete, non-solicitation and invention assignment agreements primarily related to the Acquired Business (the “Continuing Affiliate Contracts”);
(xxii)all Contracts (A) that are rebate or distributor Contracts that relate to both the Retained Business and the Acquired Business or (B) set forth on Section 1.03(a)(xxii) of the Seller Disclosure Letter; and
(xxiii)any other asset of the Seller or any of its Affiliates that is not an Asset.
b.Except in each case as otherwise expressly provided in this Agreement, the Buyer is assuming only the Assumed Liabilities and is not assuming any other Liabilities of the Seller or any of its Affiliates (or any predecessor of the Seller or any of its Affiliates or any prior owner of all or part of its businesses and assets) (all such liabilities and obligations not being assumed being herein referred to as the “Retained Liabilities”). Without limiting the foregoing, “Retained Liabilities” include the following liabilities and obligations:
(i)all Liabilities for Damages arising out of or attributable to Proceedings related to the Acquired Business that are pending, or to the Knowledge of the Seller, threatened in writing, as of the Closing;
(ii)any Liabilities of the Seller or any of its Affiliates, whether arising before, on or after the Closing, in respect of any Retained Assets or other assets of the Seller or its Affiliates that are not Assets;
(iii)any Liabilities or expenses of the Seller for any broker’s or finder’s commission relating to this Agreement or any of the transactions this Agreement contemplates;
(iv)all Liabilities for payables and other amounts owed by the Acquired Business or Seller to the Seller or any Affiliate of the Seller;
(v)any Liability arising prior to the Closing to indemnify, reimburse or advance amounts to any Representative of the Seller;
(vi)any Liability relating to any equityholder of Seller or any of its Affiliates or former equity holder of Seller or any of its Affiliates, including in respect of (i) any actual or alleged breach of fiduciary duty, (ii) any approvals (or necessity thereof) by any board of directors (or equivalent) or equityholders of the Seller or any of its Affiliates or (iii) the exercise of dissenters’, appraisal or similar rights under applicable Law;
(vii)any Liabilities of the Seller in respect of Indebtedness;
(viii)all Liabilities with respect to any current or former Business Service Providers (or their representatives, dependents, spouses or beneficiaries) or with respect to any employee benefit plan or arrangement, including any Employee Plan or Business Plan, heretofore sponsored or maintained by the Seller or any of its predecessors or its Affiliates;

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(ix)any liabilities or obligations of the Seller arising from or incurred in connection with the process of selling the Assets or the Acquired Business, whether incurred in connection with the negotiation, preparation or execution of this Agreement, the Transaction Documents or otherwise, including the costs, fees and expenses of any outside professionals (including any broker, finder, agent, investment banker, legal, accounting or tax adviser);
(x)any Liabilities for Seller Taxes;
(xi)any Liabilities relating to any non-compliance by the Seller or any of its Affiliates or the Buyer with any applicable bulk sale, bulk transfer or similar Laws; and
(xii)any Environmental Liabilities to the extent relating to (A) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case the Acquired Business or the Seller (or any of their respective predecessors) in connection with the Acquired Business prior to the Closing Date or (B) any real property or facility formerly owned, leased or operated by the Acquired Business or the Seller (or any of their respective predecessors) in connection with the Acquired Business.
Section 1.04Acquisition Consideration.
(a)Subject to adjustment as set forth in this Section 1.04, Section 1.05 and Section 1.06, in consideration of the sale, conveyance, assignment and transfer of the Assets by the Seller to the Buyer, the Buyer agrees to assume the Assumed Liabilities in accordance with Section 1.02 on the Closing Date, and the Buyer, upon the terms and subject to the conditions set forth in this Agreement, agrees to pay or cause to be paid to the Seller, in cash by wire transfer initiated on the Closing Date in accordance with the Flow of Funds Memorandum, an amount equal to (such aggregate cash amount being the “Aggregate Consideration”):
(i)$105,000,000;
(ii)plus, the Estimated Buyer Working Capital Payment, if applicable;
(iii)minus, the Estimated Seller Working Capital Payment, if applicable;
(iv)plus, the HSR Filing Fees; and
(v)minus, the R&W Reimbursement Amount.
(b)Attached hereto as Exhibit B is a written estimated closing statement (the “Estimated Closing Statement”) that sets forth the Seller’s good faith calculation of (i) the estimated Net Working Capital as of the Reference Time (the “Estimated Net Working Capital”) and (ii) the Estimated Buyer Working Capital Payment or the Estimated Seller Working Capital Payment, if any, resulting therefrom. The Estimated Closing Statement shall be prepared in accordance with GAAP, and to the extent consistent with GAAP, in accordance with the policies and procedures used by the Seller historically in connection with the Acquired Business and, for the avoidance of doubt, will exclude the effects of the transactions contemplated by this Agreement and the Transaction Documents.

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Section 1.05Final Adjustment Procedures.
(a)After the Closing, the Seller shall prepare, or cause to be prepared, a closing statement (the “Final Closing Date Statement”) setting forth the Seller’s good faith calculation of (i) the Net Working Capital as of the Reference Time (the “Final Net Working Capital”), and (ii) the Final Adjustment Amount, if any, resulting therefrom. The Final Closing Date Statement shall be prepared in accordance with GAAP, and to the extent consistent with GAAP, in accordance with the policies and procedures used by the Seller historically in connection with the Acquired Business and, for the avoidance of doubt, will exclude the effects of the transactions contemplated by this Agreement and the Transaction Documents.
(b)Within 90 days after the Closing Date (such date being the “Closing Statement Date”), the Seller shall deliver to the Buyer the Final Closing Date Statement together with a worksheet showing the difference, if any, between the Final Net Working Capital and the Estimated Net Working Capital. If the Seller does not deliver to the Buyer the Final Closing Date Statement by the Closing Statement Date, then at the election of the Buyer, either (i) the Buyer may prepare and present such materials to the Seller within an additional 45 days, or (ii) the Estimated Closing Statement will become final and binding on the Parties and will be deemed to be the Final Closing Date Statement. If the Buyer elects to prepare the Final Closing Date Statement, then all references in Sections 1.05(c)-(e) to the Buyer and the Seller will be read as references to the Seller and the Buyer, respectively, as applicable.
(c)During the 30 days after receipt by the Buyer of the Final Closing Date Statement (the “Review Period”), the Buyer shall review such Final Closing Date Statement to confirm the accuracy of such Final Closing Date Statement and the Seller’s calculations set forth therein. The Seller shall provide the Buyer reasonable access, during normal business hours and upon reasonable prior notice (and subject to customary access letters), to the records of the Seller (including the work papers and other accounting documents related to the Acquired Business and its independent accountants and auditors related to periods on or prior to the Closing Date) and related personnel of the Seller, in each case, to the extent related to the preparation of the Final Closing Date Statement or who were involved in the preparation of the Final Closing Date Statement, to review and confirm the accuracy of the Seller’s calculations. Without limiting the generality of the foregoing, the Seller shall (i) respond promptly, in good faith and as fully and accurately as is reasonably possible, to reasonable inquiries related to the review by the Buyer, (ii) provide reasonable access to and copies of the books, records, work papers and other information described above both in written form and electronically and shall use commercially reasonable efforts to transmit financial statements, general journals, trial balances and any other reasonably requested supporting documentation in reasonably requested formats, including Excel spreadsheets or searchable Word or portable document format or “.pdf” documents, to the extent such statements, journals and balances are available in such formats, and (iii) direct applicable personnel of the Seller and its Affiliates to reasonably cooperate with the Buyer and their investigation.
(d)If, during the Review Period, the Buyer determines in good faith that it disagrees with any portion of the Final Closing Date Statement (the disputed items being the

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“Disputed Items”), then the Buyer may give written notice (a “Dispute Notice”) to the Seller within the Review Period, which Dispute Notice will: (i) set forth the Buyer’s proposed resolution of the Disputed Items (including the Buyer’s determination of Final Net Working Capital, taking into account such proposed resolution of the Disputed Items), (ii) specify the Buyer’s basis for disagreement with the Final Closing Date Statement, and (iii) include materials showing the Buyer’s support for such position. Any matters set forth in the Final Closing Date Statement that are not included as Disputed Items in a timely delivered Dispute Notice will be deemed accepted by the Buyer and will be binding and final for all purposes of this Agreement (except to the extent affected by resolution of Disputed Items, as set forth below). The failure by the Buyer to provide a Dispute Notice within the Review Period, or the delivery by the Buyer to the Seller during the Review Period of a written notice stating that the Buyer has elected not to deliver a Dispute Notice, will constitute a full and complete acceptance by the Buyer of the Final Closing Date Statement as determined by the Seller, and such Final Closing Date Statement will be binding and final for all purposes of this Agreement.
(e)If the Buyer gives the Seller a Dispute Notice, the Seller and the Buyer shall attempt in good faith, for 20 days after the delivery of the Dispute Notice, to agree on any adjustments that should be made to the Final Closing Date Statement. If the Seller and the Buyer fail to resolve any Disputed Items within such 20 day period, the Seller and the Buyer shall engage the Audit Firm to resolve any such Disputed Items (but no others, except to the extent affected by resolution of the Disputed Items) in accordance with the terms of this Agreement, and, in connection with such engagement the Buyer and the Seller shall execute any reasonable engagement, indemnity and other agreements as the Audit Firm may require as a condition to such engagement. In resolving any Disputed Item, the Audit Firm will not assign a value to any item greater than the greatest value for such item claimed by the Buyer or the Seller, as applicable, or less than the smallest value for such item claimed by the Buyer or the Seller, as applicable in the Final Closing Date Statement or the Dispute Notice, as applicable. The Audit Firm’s determination, if applicable, of the Final Net Working Capital will be based on the respective definitions contained in this Agreement. The Buyer and the Seller shall cooperate diligently with any reasonable request of the Audit Firm in an effort to resolve any disputed matter as soon as reasonably possible after the Audit Firm is engaged. If possible, the decision of the Audit Firm will be made within 30 days after the Audit Firm is engaged. If at any time the Seller and the Buyer resolve their dispute, then notwithstanding the preceding provisions of this Section 1.05(e), the Audit Firm’s involvement promptly will be discontinued, and the Final Closing Date Statement will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes of this Agreement. The decision of the Audit Firm will be set forth in a written statement delivered to the Buyer and the Seller and will be final and binding on the Parties absent manifest error. Judgment may be entered on the decision of the Audit Firm in any court of competent jurisdiction. The Final Closing Date Statement in the form agreed to by the Buyer and the Seller as final, or in the form deemed in accordance with the first sentence of this Section 1.05(e) as final or as revised, if necessary, to reflect the final determination by the Audit Firm, will become the “Final Closing Date Statement” referred to in this Agreement for all purposes.

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(f)Following the final determination of the Final Closing Date Statement in accordance with this Section 1.05, if Estimated Net Working Capital minus Final Net Working Capital (which may be a positive or negative number) (the “Final Adjustment Amount”), is a positive number, then the Seller shall promptly (but in any event within five Business Days) pay to the Buyer the amount in cash equal to the Final Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by Buyer.
(g)Following the final determination of the Final Closing Date Statement in accordance with this Section 1.05, if the Final Adjustment Amount is a negative number, then the Buyer shall promptly (but in any event within five Business Days) pay the Seller the amount in cash equal to the absolute value of Final Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by the Seller.
(h)The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology with respect to the Final Adjustment Amount set forth in this Agreement, on the one hand, and that provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in this Agreement will control to the extent that the matter is included in this Agreement, and (ii) the determination, calculation or methodology prescribed by GAAP will control to the extent the matter is not so addressed in this Agreement.
(i)If the Buyer or the Seller submit any Disputed Items to the Audit Firm for resolution as provided in Section 1.05(e), the fees and expenses of the Audit Firm will be paid by and apportioned between the Buyer and the Seller based on the aggregate dollar amount of the amount in dispute and inversely related to the relative recovery, as determined by the Audit Firm, of the Seller and the Buyer, respectively. For example, if the aggregate dollar amount in dispute is $1,000,000 and the relative recovery of the Seller and the Buyer, as determined by the Audit Firm, is $900,000 and $100,000, respectively, then the Buyer will be apportioned 90% of such fees and expenses and the Seller will be apportioned 10% of such fees and expenses. Promptly, and in any event within five Business Days, after the final determination of the Final Closing Date Statement, (i) the Buyer shall be liable for and shall pay to the Audit Firm the amount of its fees and expenses payable by the Buyer pursuant to this Section 1.05(i), and (ii) the Seller shall be liable for and shall pay to the Audit Firm the amount of its fees and expenses payable by it pursuant to this Section 1.05(i).
Section 1.06Adjustment to Aggregate Consideration. Unless otherwise required by applicable Law, for all Tax purposes, the Parties shall treat (and shall cause each of their respective Affiliates to treat) any payment under Section 1.05 as an adjustment to the Aggregate Consideration.
Section 1.01Withholding. The Aggregate Consideration and any other payment under this Agreement will be paid free and clear of, and without deduction or withholding for, any Taxes, unless such deduction or withholding is required under applicable Law; provided, however, that the Buyer shall not deduct or withhold any Taxes from the Aggregate Consideration paid at Closing if the Seller provides to the Buyer at Closing the form that the Seller is required to provide pursuant to Section 2.02(b)(v). To the extent that amounts are so

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deducted or withheld and remitted to the appropriate Government Authority, such remitted amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such deduction and withholding was made. Each of the Parties agrees to use its commercially reasonable efforts to mitigate the imposition of any withholding Taxes. If the Buyer determines that any amount of any payment (other than in respect of employee compensation) under this Agreement to be paid following the Closing is subject to deduction or withholding for Taxes, the Buyer shall use commercially reasonable efforts to promptly notify the Seller in writing of such determination. The Buyer will provide the Seller with receipts from the relevant Government Authority evidencing the payment of any deducted or withheld Taxes.

ARTICLE II
CLOSING
Section 2.01Time and Place of the Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002, at 5:00 p.m., Houston Time, on the date hereof (the “Closing Date”) or such other time on the date hereof as Buyer and Seller shall agree.
Section 2.02Closing Deliverables.
(a)At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller, as applicable:
(i)the Aggregate Consideration to an account or accounts as set forth in the Flow of Funds Memorandum attached hereto as Exhibit C;
(ii)one or more assignment and assumption agreements, dated as of the Closing Date and substantially in the form set forth on Exhibit D, duly executed by the Buyer (the “Assignment and Assumption Agreements”);
(iii)a trademark assignment agreement, dated as of the Closing Date and substantially in the form set forth on Exhibit E, duly executed by the Buyer (the “Trademark Assignment Agreement”);
(iv)a patent assignment agreement, dated as of the Closing Date and substantially in the form set forth on Exhibit F, duly executed by the Buyer (the “Patent Assignment Agreement”);
(v)a transition services agreement dated as of the Closing Date and substantially in the form set forth on Exhibit G, duly executed by the Buyer (the “Transition Services Agreement”);
(vi)the Distributor Agreement, dated as of the Closing Date and substantially in the form set forth on Exhibit H and duly executed by Anvil International, LLC (the “Distributor Agreement”);
(vii)[Reserved];

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(viii)[Reserved];
(ix)a lease agreement for Real Property located in Broussard, Louisiana, dated as of the Closing Date and substantially in the form set forth on Exhibit I, duly executed by the Buyer or its designee (the “Broussard Lease Agreement”);
(x)the R&W Policy, duly executed by the Buyer and the insurer(s), in the form set forth on Exhibit A; and
(xi)such other bills of sale, documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.
(b)At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer:
(i)(A) the Assignment and Assumption Agreements, (B) the Trademark Assignment Agreement, (C) the Patent Assignment Agreement, (D) a quitclaim deed in the form attached hereto as Exhibit J with respect to the Owned Real Property, each of (A) through (D) duly executed by the Seller (the “Seller Transfer Documents”);
(ii)the Transition Services Agreement, duly executed by the Seller;
(iii)the Distributor Agreement, duly executed by the Seller;
(iv)the Broussard Lease Agreement, duly executed by the Seller;
(v)an Internal Revenue Service Form W-9 from the Seller; and
(vi)such other bills of sale, documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.
Section 2.03Delivery of the Assets. Upon completion of the Closing, subject to Section 6.04, title, ownership and possession of the Assets will pass to the Buyer. On or as promptly as reasonably practicable after the Closing, the Seller shall (i) transfer (or implement arrangements for the transfer and delivery of physical possession of) all tangible assets (including any and all Records, whether electronic or otherwise) included in the Assets to the Buyer or its designated Representatives, and (ii) upon reasonable request of the Buyer, notify all of its agents that hold files or other tangible material included in the Assets that, effective as of the Closing, the Buyer owns such Assets, with directions to transfer such Assets to the Buyer in accordance with the Buyer’s reasonable instructions. All costs or expenses of the Seller, its Affiliates and its and their Representatives incurred pursuant to this Section 2.03 shall be borne solely by the Seller.
Section 2.01No Ongoing or Transition Services. At the Closing, except as expressly provided for in this Agreement, the Transition Services Agreement or the Distributor Agreement and except for the Continuing Affiliate Contracts, all products and services provided to the Acquired Business by the Seller or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in a letter delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Seller represents and warrants to the Buyer, as of the date of this Agreement (except those representations and warranties that address matters as of or for a particular date or time period, which statements will be true and correct only as of such date or for such time period), as follows:
Section 3.01Organization of the Seller. The Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority under those Laws and its Organizational Documents to carry on its business as conducted as of the date of this Agreement. The Seller is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of the Assets or the conduct of the Acquired Business requires such qualification, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, result in a Seller Material Adverse Effect. The Seller has heretofore delivered to the Buyer true and complete copies of its Organizational Documents as currently in effect.
Section 3.02Authorization; Enforceability; Absence of Conflicts; Required Consents.
(a)The Seller has the requisite corporate power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the Acquisition and the other transactions contemplated by the Transaction Documents. The execution and delivery by the Seller of the Transaction Documents to which it is a party, the performance by the Seller of its obligations under each Transaction Document to which the Seller is a party in accordance with their respective terms and the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate action by the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize the Transaction Documents to which the Seller is or will be a party.
(b)This Agreement has been, and each of the other Transaction Documents to which the Seller is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be  limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and  subject to general principles of equity (regardless of whether that enforceability is considered in a Proceeding in equity or at law).

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(c)The execution and delivery by the Seller of the Transaction Documents to which it is a party, the performance by the Seller of its obligations under each Transaction Document to which the Seller is a party in accordance with their respective terms and the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents will not  violate, breach or constitute a default under any Law applicable to the Seller or the Acquired Business, except for such violations, breaches or defaults as would not result in a Seller Material Adverse Effect, or any Organizational Documents of the Seller, violate, breach, conflict with, constitute a default under, give any Person the right to terminate, cancel, modify or accelerate the maturity or performance of, or require any notice under (whether after the filing of notice or the lapse of time or both), or require delivery of notice to or the consent of any Person, or result in the payment of any additional fee, penalty, consent fee or other amount under, any Contract to which the Parent or any of its Subsidiaries is a party, except for such violations, breaches or defaults as would not result in a Seller Material Adverse Effect,  cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any of the Assets, except for such Liens (other than Permitted Liens) affecting the Assets as would not result, individually or in the aggregate, in a Seller Material Adverse Effect, or result in the revocation, cancellation, suspension or material modification of any Permit possessed by the Seller and necessary or desirable for the ownership or lease or the operation of the Assets or the carrying on of the Acquired Business as conducted as of the date of this Agreement in all material respects, except for such revocations, cancellations, suspensions or material modifications as would not result, individually or in the aggregate, in a Seller Material Adverse Effect.
(d)None of Parent or any of its Subsidiaries is required to obtain any Permit, or make any filings, including any report or notice, with any Government Authority, and no other action by or in respect of any Government Authority is required, in connection with the execution, delivery or performance by the Seller of this Agreement or the other Transaction Documents to which any of the Parent or any of its Subsidiaries is a party, the enforcement against the Seller and of its obligations hereunder or thereunder or the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents, except for such Permits or filings the failure of which to obtain or make would not result, individually or in the aggregate, in a Seller Material Adverse Effect.
(e)No agreement or arrangement to which the Parent or any of its Subsidiaries is a party or is bound or to which any of the Assets is subject, requires the Parent or any such Subsidiary to obtain any Consent from any Person (other than a Government Authority) in connection with the execution, delivery or performance by the Seller of this Agreement and the other Transaction Documents, the enforcement against the Seller of its obligations hereunder or thereunder or the consummation of the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents, except for such Consents the failure of which to obtain would not result, individually or in the aggregate, in a Seller Material Adverse Effect.
Section 3.03No Undisclosed Material Liabilities. There are no Liabilities with respect to the Assets or the Acquired Business or that would be included in the Assumed Liabilities, and

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there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a Liability, other than:
(a)Liabilities expressly provided for in the Accounts;
(b)Liabilities accruing after Reference Date in the Ordinary Course of Business which, individually or in the aggregate, are not material to the Acquired Business;
(c)Liabilities associated with express contractual obligations contained in the Contracts included in the Assets and disclosed in the Seller Disclosure Letter, but excluding Liabilities arising out of any breach of or default under any provision of such Contracts (and none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement, claim, proceeding or violation of applicable Law); and
(d)Liabilities as would not result, individually or in the aggregate, in a Seller Material Adverse Effect.
Section 3.04 Litigation. There is no Proceeding pending or threatened in writing or, to the Knowledge of the Seller, orally against or affecting the Seller or any of its Affiliates in respect of the Acquired Business, the Assets or the Assumed Liabilities and none of the Seller or any of its Affiliates is subject to any Order affecting the Acquired Business, the Assets or the Assumed Liabilities, except for such matters as would not result, individually or in the aggregate, in a Seller Material Adverse Effect.
Section 3.05Absence of Certain Changes.
(a)Since the Reference Date there has occurred no result, occurrence, fact, change, event or effect that has had, individually or in the aggregate, a Seller Material Adverse Effect, and each of the Seller and its Affiliates has, except for any COVID-19 Actions, conducted the Acquired Business only in the Ordinary Course of Business.
(b)Since the Reference Date, except for any COVID-19 Actions, with respect to the Acquired Business, there has not been:
(i)any incurrence in respect of the Acquired Business of any capital expenditures or any obligations or liabilities in respect thereof in excess of, individually or in the aggregate, $100,000, which would constitute an Assumed Liability, except for those disclosed to the Buyer prior to the date hereof;
(ii)any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses in excess of, individually or in the aggregate, $100,000, where any of the assets or any of the Liabilities thereof would constitute an Asset or Assumed Liability, respectively, other than supplies and Inventory in the Ordinary Course of Business;
(iii)any sale, lease, license or other transfer, or creation or incurrence of any Lien (other than any Permitted Lien) on, any property or asset that would

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otherwise constitute an Asset, other than sales of Inventory in the Ordinary Course of Business;
(iv)any sale, lease, license, sublicense, modification, termination, abandonment or permit to lapse, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise failure to take any action necessary to maintain, enforce or protect any Business Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business;
(v)other than in connection with actions not required to be disclosed by Section 3.05(b)(i) or Section 3.05(b)(ii), any loans, advances or capital contributions to, or investments in, any other Person in excess of $100,000, other than in the Ordinary Course of Business;
(vi)any creation, incurrence, assumption or sufferance to exist or otherwise be liable with respect to any Indebtedness in excess of, individually or in the aggregate, $100,000, pursuant to which any Asset is mortgaged, pledged or a Lien is otherwise imposed;
(vii)any (A) new or material amendment to any existing Business Plan or Employment Agreement that affects Business Employees, (B) grant of severance, retention or termination pay to, or entry into or amendment of any severance, retention, termination, employment, consulting, bonus, change of control or severance agreement with, any current or former Business Service Provider or Business Employee, (C) establishment, adoption or increase of compensation or benefits payable or to become payable to any Business Service Provider, except in the Ordinary Course of Business for any Business Employees other than a Key Business Employee or as required by applicable Law, or any Employee Plan, Employment Agreement or Collective Bargaining Agreement in effect as of the Reference Date, or (D) grant of any equity or equity-based awards to, or discretionary acceleration of the vesting or payment of any such awards held by, any current or former Business Service Provider;
(viii)acceleration of the delivery or sale of the product or any services in respect of the Acquired Business by Seller or its Affiliates, or offering of discounts, rebates or special promotions on such products or services that have the effect of accelerating sales to customers, in each case, to the extent such activities would be outside the Ordinary Course of Business;
(ix)any (A) hiring or retention of any new Business Service Provider, other than Business Employees hired in the Ordinary Course of Business to fill vacancies arising due to terminations of employment or service of Business Employees with base compensation of less than $100,000, (B) termination of service of any Key Business Employee other than for “cause,” or (C) initiation or conduct of any layoff, reduction in force or furlough of Business Employees;
(x)any establishment, amendment, or extension (or new material obligations under) any Collective Bargaining Agreement with any labor union or employee representative with respect to the Business Employees;

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(xi)any material change in the Parent’s or any of its Subsidiaries’ methods of accounting with respect to the Acquired Business, except as required by GAAP;
(xii)other than in the Ordinary Course of Business, (A) any lengthening in any material respect of the payment terms made available to any of its customers or any acceleration in any material respect of any payment, (B) any delay or acceleration in any material respect of payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the Ordinary Course of Business or (C) any change in any material respect in the conduct of Parent’s or any of its Subsidiaries’ cash management customs and practices other than in the Ordinary Course of Business, in each case, in respect of the Acquired Business;
(xiii)(A) any settlement, or offer or proposal to settle, any litigation, investigation, arbitration, proceeding or other claim involving the Acquired Business in excess of, individually or in the aggregate, $100,000, or (B) any institution of any legal proceeding involving the Acquired Business; or
(xiv)any agreement, resolution or commitment to do any of the foregoing.
Section 3.06Compliance with Law. Since December 31, 2017, each of the Parent and its Subsidiaries have not conducted the Acquired Business in violation of, and none of the Parent or any of its Subsidiaries has been charged with or given written or, to the Knowledge of the Seller, oral notice of any violation of, is not under investigation with respect to and, to the Knowledge of the Seller, has not been threatened in writing or, to the Knowledge of Seller, orally, to be charged with or given written, or to the Knowledge of Seller, oral notice of any violation of, any Law or Order applicable to the Acquired Business, Assets or Assumed Liabilities, except for any such violations that would not result, and would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.
Section 3.07Permits. The Parent or one of its Subsidiaries (a) holds the Permits required or necessary to own, lease, operate, use or maintain the Assets and conduct the Acquired Business in all material respects as currently conducted, (b) is and has been since December 31, 2017 in compliance with all such Permits and no condition exists that with notice or lapse of time or both would constitute a default under such Permits, and none of the Permits will lapse, terminate or expire as a result of the consummation of the Acquisition or other transactions contemplated by the Transaction Documents, except in the cases of clause (a) and (b), for such Permits, the lack of which would not result, individually or in the aggregate, in a Seller Material Adverse Effect. Each such Permit is in full force and effect. Except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending, and since December 31, 2017, neither the Parent nor any of its Subsidiaries has received any written, or to the Knowledge of the Seller, oral notice revoking or threatening to revoke, terminate, expire, suspend, withdraw, cancel or adversely modify any Permit required or necessary to own, lease, operate, use or maintain the Assets or conduct the Acquired Business as currently conducted or

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currently contemplated to be conducted or alleging that the Acquired Business are in violation of any such Permit.
Section 3.08Material Agreements.
(a)Section 3.08(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of each written Contract to which the Parent or any of its Subsidiaries is a party that is related to the Acquired Business or with respect to which any Asset is bound or affected or any Assumed Liability is imposed (each such written Contract disclosed or required to be disclosed in Section 3.08(a) of the Seller Disclosure Letter, a “Material Agreement”):
(i)that is a lease (whether of Real Property or Personal Property) that is used in the Acquired Business with annual obligations in excess of $100,000 (it being agreed that the one or more Real Property Leases relating to the parcels comprising that certain leased Real Property located in Madison, KS shall be deemed a single Contract for purposes of determining if annual obligations exceeds such threshold);
(ii)that is a master purchase agreement or other similar Contract or other material Contract with the ten largest suppliers of goods received (the “Material Suppliers”) by the Acquired Business as measured by the dollar amount of purchases therefrom during the 12-month period ended September 30, 2020;
(iii)that is (A) a master purchase agreement or other similar Contract with the ten largest customers of the Acquired Business (the “Material Customers”) as measured by the dollar amount of sales thereto during the fiscal year ended September 30, 2020 or (B) a master sales, distribution or other similar Contract, other than purchase orders entered into in the Ordinary Course of Business, providing for the sale by the Parent or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets in the Acquired Business that provides for either annual payments to the Parent or any of its Subsidiaries of $100,000 or more or aggregate payments to the Parent or any of its Subsidiaries of $100,000 or more, in each case with respect to the Acquired Business;
(iv)relating to any formation of, or participation in, a partnership, joint venture, strategic alliance, profit-sharing or other similar Contract (including any Contract relating to operation, management or control) that relates to the Acquired Business;
(v)relating to the acquisition or disposition of any business or a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) in excess of, individually or in the aggregate, $100,000, including any letters of intent but excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations, entered into since December 31, 2017 or pursuant to which the Parent or any of its Subsidiaries has any material remaining obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records), in each case, to the extent relating to the Acquired Business, Assumed Liability or Assets;

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(vi)that is a Contract under which the Parent or any of its Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness in excess of, individually or in the aggregate, $100,000, granted a Lien (other than a Permitted Lien) on its properties or assets, or extended credit to any Person (including any loan or advance) in excess of, individually or in the aggregate, $100,000, in each case with respect to the Acquired Business;
(vii)that is an agency, dealer, distributor, seller, sales representative, marketing or other similar Contract, or any Contract providing for commissions;
(viii)that is a contract providing for rebates to customers in connection with the purchase of goods and services;
(ix)that materially restricts (or purports to materially restrict) the ability of the Seller or any of its Affiliates (in each case, with respect to the Acquired Business) from engaging in business in any geographic area, freely providing services or products to any customer or potential customer, owning or operating any of the Assets, or competing with any Person, in each case in a manner that is or would be adverse to the parties thereto or their Affiliates (including by so limiting or purporting to so limit the Buyer or any of its Affiliates after the Closing);
(x)that (A) grants to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any Asset or (B) contains any “most favored nation” terms and conditions, any exclusive dealing or minimum purchase or sale, “take or pay” obligations, arrangements or requirements to purchase substantially all of the output or production of a particular supplier or (C) obligates the Parent or any of its Subsidiaries to provide or obtain any product or service exclusively to or from any Person, irrespective of any geographic market or other restriction (in each case, with respect to the Acquired Business);
(xi)relating to any Assumed Equipment Leases obligating the Parent or any of its Subsidiaries to pay an amount in excess of $100,000 during any calendar year in the aggregate;
(xii)that is a settlement agreement or similar agreement relating to the Acquired Business and relating to the settlement or resolution of a material Proceeding since December 31, 2017 or pursuant to which the Parent or any of its Subsidiaries has any remaining material obligations;
(xiii)that contains a requirement to provide (including a requirement to provide if so requested by the counterparty) a performance bond, letter of credit or any other similar instrument;
(xiv)that is with any customer or distributor pursuant to which the Parent or any of its Subsidiaries provides a warranty not provided in the Ordinary Course of Business;
(xv)that is a Related Party Contract;
(xvi)that is a material Shared Contract;
(xvii)that is an employment, severance, termination or consulting or other Contract with any Key Business Employee;
(xviii)that is a change in control, retention or transaction bonus agreement with any current or former Business Service Provider;
(xix)that is a Collective Bargaining Agreement;

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(xx)relating to any Business Intellectual Property or Business IT Assets or otherwise pursuant to which Seller or any of its Affiliates obtains the right to use any Intellectual Property or IT Assets for the benefit of the Acquired Business;
(xxi)that is material to the Acquired Business and not entered into in the Ordinary Course of Business; and
(xxii)relating to any outstanding commitment to enter into any Contract or agreement of the type described in subsections (i) through (xxi) above.
(b)The Seller has made available to the Buyer a true, complete and correct copy of each Material Contract. For purposes of this Section 3.08(b) (other than the first sentence of this Section 3.08(b)), “Material Contract” shall include any purchase order that would constitute a “Material Contract” in the absence of the exceptions relating to purchase orders in Section 3.08(a). Except as would not reasonably be expected to result in a Seller Material Adverse Effect, such Material Agreements are in full force and effect and constitute valid, binding and enforceable obligations of the Parent and/or its Subsidiaries and all other parties thereto. There is no material default, breach or dispute thereunder, nor has any event nor circumstance occurred which, with notice or lapse of time or both, would constitute a material default by the Seller or any of its Affiliates under any such Material Agreement, and to the Knowledge of the Seller, all other parties to such Material Agreements have performed all obligations required to be performed by them. No written or, to the Knowledge of Seller, oral notice to terminate in whole or in part has been served (nor, to the Knowledge of the Seller, has there been any indication that any such notice of termination will be served) with respect to any such Material Agreement, and there are no material unresolved disputes under any Material Contract.
Section 3.09Employee Matters.
(a)Section 3.09(a) of the Seller Disclosure Letter lists the name, employer, the employee identification number, job title, hourly rate, annual base salary, hire date, whether full- or part-time, whether active or on leave (and if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act, most recent annual bonus received, current annual bonus opportunity and location of employment (as of the date shown in Section 3.09(a)(i) of the Seller Disclosure Letter) of each Business Employee. To the Knowledge of the Seller, no Business Employee has indicated to Parent or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. Section 3.09(a)(ii) of the Seller Disclosure Letter lists, for each individual independent contractor engaged by the Seller or any of its Affiliates primarily for the Acquired Business, such contractor’s name, duties and rate of compensation.
(b)Section 3.09(b) of the Seller Disclosure Letter lists each Employee Plan and each Employment Agreement with any Business Employee. For each such Employee Plan and Employment Agreement, the Seller has furnished to the Buyer a copy thereof (or a written description if such Employee Plan or Employment Agreement is not written) and all amendments thereto and, as applicable, all trust or funding agreements or insurance Contracts, the current prospectus or summary plan description and all summaries of material modifications, the most

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recent favorable determination or opinion letter from the Internal Revenue Service, the most recent annual report (Form 5500), the most recently prepared actuarial reports and financial statements, all material non-routine documents and correspondence relating thereto with respect to any Business Employee received from or provided to the Internal Revenue Service, the Department of Labor, or any other Government Authority during the past three years.
(c)With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, as of the date of this Agreement, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the Knowledge of the Seller, nothing has occurred since the date of such letter to adversely affect such qualification or exemption.
(d)(i) Each Employee Plan and Employment Agreement has been maintained and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) there is no action, suit, investigation, audit, proceeding or claim (or any basis therefore) (other than routine claims for benefits) pending against or involving, or to the Knowledge of the Seller, is threatened against or threatened to involve, any Employee Plan or Employment Agreement before any court or arbitrator or any Government Authority, (iii) neither the Seller nor any Seller ERISA Affiliate has engaged in any transaction or acted or failed to act in any manner that would subject the Parent or any of its Subsidiaries to any liability for a breach of fiduciary duty under ERISA, (iv) no Employee Plan is subject to Title IV of ERISA and neither the Seller nor any Seller ERISA Affiliate (nor any predecessor of any such entity) sponsors, administers, contributes to (or has any obligation to contribute to) or maintains, or has in the past six years sponsored, administered, contributed to (or had any obligation to contribute to) or maintained, or has or is reasonably expected to have any direct or indirect liability with respect to, (x) any plan that is subject to Title IV of ERISA or (y) any “multiemployer plan” (as defined in Section 3(37) of ERISA; and (v) all contributions, premiums and payments that are due have been made for each Employee Plan and Employment Agreement within the time periods prescribed by the terms of such plan, agreement and applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Estimated Closing Statement. For purposes of this Agreement, “Seller ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Seller would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.
(e)Neither the Seller nor any Affiliate thereof has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any Business Service Provider (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

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(f)Neither the Seller nor any Affiliate thereof has any obligation to gross-up, indemnify or otherwise reimburse any current or former Business Service Provider for any Tax incurred by such Business Service Provider, including under Section 409A or 4999 of the Code.
(g)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Business Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under or (iii) increase the amount payable or trigger any other obligation under, any Employee Plan.
(h)In relation to any of the Business Employees, the Seller is not and has not been, a party or subject to, any Collective Bargaining Agreement and the Seller has not, since December 31, 2017, made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement and, to the Knowledge of the Seller, there is no current attempt to organize, certify or establish any labor union or employee association relating to any Business Employee.
(i)There are no, and since December 31, 2017 there has not been, any labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or threatened in writing or, to the Knowledge of the Seller, orally, against or affecting the Business Employees or the Acquired Business.
(j)As it relates to any Business Employee and the Assets, the Parent and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.
(k)As it relates to any Business Employee, since January 1, 2017, there has not been any action or proceeding relating to, or the Knowledge of the Seller, any allegation of or relating to, sex-based discrimination, sexual harassment or other sexual misconduct, in each case involving the Parent or its Subsidiaries and any current or former Business Service Provider (in relation to his or her work at the Parent or its Subsidiaries), nor have there been any settlements or similar out-of-court or prelitigation arrangements relating to any such matters, nor has any such action or proceeding, settlement or other arrangement been proposed or, to the Knowledge of the Seller, threatened in writing.
(l)As it relates to the Acquired Business, each of the Parent and its Subsidiaries is, and has been since January 1, 2017, in material compliance with WARN and has no material liabilities or other obligations thereunder. Neither the Parent nor its Subsidiaries has taken any action that would reasonably be expected to cause the Buyer or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.

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(m)With respect to the Acquired Business and the Business Service Providers, (i) from December 31, 2019 through the date of this Agreement, neither the Parent nor any of its Subsidiaries, in response to COVID-19 or any law, directive, pronouncement or guideline issued by a Government Authority, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19, (x) changed or reduced the compensation or benefits payable to any Business Service Provider, (y) furloughed or terminated the employment or service of any Business Service Provider or (z) modified or reduced the schedules or leaves of absence of any Business Employee, and (ii) with respect to each known occupational health and safety issue and complaint related to COVID-19, the Seller and its Affiliates have taken all commercially reasonable actions (including any corrective action required to be taken to comply with applicable legislation, including occupational health and safety legislation and public health protocols) to prevent further spread of COVID-19 within the workplace.
(n)Section 3.09(n) of the Seller Disclosure Letter sets forth, for each outstanding and unvested equity award granted or issued by the Parent or any of its Subsidiaries to a Business Service Provider, the holder, type of award, grant date, number of shares, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date.
Section 3.10Transactions with Affiliates. Except (a) as set forth in Section 3.10(a) of the Seller Disclosure Letter and except for the Continuing Affiliate Contracts, none of the Related Party Contracts will continue in effect following the Closing and (b) as set forth on Section 3.10(b) of the Seller Disclosure Letter and except pursuant the Transaction Documents, neither Seller nor any of its Affiliates will have any direct or indirect interest in any Assets or the Acquired Business or be party to any business arrangement or relationship with the Acquired Business.
Section 3.11Accounts. Section 3.11(a) of the Seller Disclosure Letter contains the unaudited special purpose statement of net assets and Liabilities of the Acquired Business as of December 31, 2019 and the unaudited statement of revenue and expense of the Acquired Business for the year ended December 31, 2019 (collectively, the “Accounts”). Except as expressly disclosed in Section 3.11(b) of the Seller Disclosure Letter, the Accounts (i) are complete and correct in all material respects, (ii) have been prepared from the books and records of the Parent and its Subsidiaries in accordance with the reasonable past practices of Parent and its Subsidiaries, consistently applied and (iii) present fairly, in accordance with GAAP, consistently applied, the financial position of the Acquired Business as of the dates thereof in all material respects; provided that the Accounts and the foregoing are qualified by the fact that the Acquired Business has not operated as a standalone Entity and therefore while the Accounts include all costs, directly associated with producing revenues, including all related costs of sales and good sold and other selling, general and administrative, distribution and marketing costs, the Accounts do not include all of the costs not directly involved in revenue producing activity, such as corporate overhead, interest and taxes.

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Section 3.12Environmental Matters.
(a)Except for such matters as would not reasonably be expected to result in a Seller Material Adverse Effect:
(i)Since December 31, 2017, Parent and its Subsidiaries (with respect to the Acquired Business) and Acquired Business are, and have been, in compliance with all Environmental Laws;
(ii)Since December 31, 2017, the Parent and its Subsidiaries have obtained, maintained and renewed and are and have been, in compliance with all Permits required for the ownership and operation of the Acquired Business under Environmental Laws (“Environmental Permits”);
(iii)The Parent and its Subsidiaries (with respect to the Acquired Business) and Acquired Business are not subject to any outstanding Orders, suits, demands, Claims, Liens or Proceedings by any Government Authority or any Person respecting (A) Environmental Laws or Environmental Permits, (B) Remedial Actions, or (C) any Hazardous Substance (“Environmental Claims”) which remain unresolved and no such Environmental Claims have been threatened in writing or, to the Knowledge of the Seller, orally; and
(iv)There has been no Release or threatened Release of Hazardous Substances at, on, under, to, in or from the Real Property or any other property currently or formerly owned, operated or leased by the Acquired Business or the Parent or any of its Subsidiaries (or any of their respective predecessors).
(b)Except as has been delivered to the Buyer at least five days prior to the date hereof, there is no material, non-privileged environmental investigation, report or site assessment report in the possession or control of the Parent or any of its Subsidiaries that relates to the Acquired Business, the Real Property or any other property or facility now or previously owned, leased or operated by the Acquired Business or the Parent or its Subsidiaries (or any of their respective predecessors) in connection with the Acquired Business.
(c)For purposes of this Agreement:
(i)“Environment” means (A) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in clause (B)), (B) water, including coastal and inland water, surface waters, and ground waters, and (C) ambient air;
(ii)“Environmental Law” means any Law, to the extent applicable to the Person or properties in the context of which the term is used, regulating or prohibiting Releases into any part of the Environment, or pertaining to Hazardous Substances, the protection of the Environment or threatened or endangered species or, to the extent relating to the use of or exposure to Hazardous Substances, human health or safety;

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(iii)“Hazardous Substance” means any materials, substances or wastes defined, regulated or listed as “hazardous,” “toxic” or “radioactive,” or words of similar import, under any Environmental Law, including without limitation asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and petroleum and petroleum derivatives;
(iv)“Release” means any release, spill, effluent, emission, leaking, pumping, injection, pouring, emptying, escaping, dumping, deposit, disposal, discharge, dispersal, leaching or migration into the Environment; and
(v)“Remedial Action” means all actions to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment, (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment, or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.
Section 3.13Taxes.
(a)With respect to the Assets and the Acquired Business, all Tax Returns required to be filed by the Seller or any of its Affiliates on or before the Closing Date have been timely filed in accordance with any applicable Laws and are true, complete and correct in all material respects, all Taxes (whether or not shown to be due pursuant to such Tax Returns) have been timely paid and the Seller and its Affiliates have adequately accrued in accordance with GAAP, established adequate reserves for the payment of, and will timely pay, all Taxes, other than those described in clause (ii) incurred in or attributable to all Pre-Closing Tax Periods.
(b)With respect to the Assets and the Acquired Business, (i) there is no material action, suit, Proceeding, audit, claim or assessment pending or proposed against the Parent or any of its Subsidiaries with respect to Taxes or with respect to any Tax Return, and (ii) all amounts required to be collected or withheld by the Parent or any of its Subsidiaries with respect to Taxes have been duly collected or withheld and be remitted to any Taxing Authority have been duly remitted.
(c)There are no material Liens for Taxes upon the Assets, except for Permitted Liens.
Section 3.14Intellectual Property.
(a)Section 1.01(i) of the Seller Disclosure Letter and Section 3.14(a) of the Seller Disclosure Letter, taken together, contain a complete and accurate list, as of the date of this Agreement, of all Registered Intellectual Property that is part of the Owned Business Intellectual Property, including for each item, as applicable, the record owner, the jurisdictions where registered or where applications have been filed, and all registration or application numbers and registration and/or application date. None of such Registered Intellectual Property

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has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of the Seller, all such material Registered Intellectual Property is valid, subsisting and enforceable.
(b)The Seller or its Affiliates exclusively own all right, title and interest in and to the Owned Intellectual Property included in the Business Intellectual Property (the “Owned Business Intellectual Property”) and hold all of their right, title and interest in and to the Licensed Intellectual Property included in the Business Intellectual Property (the “Licensed Business Intellectual Property”), in each case, free and clear of all Liens, other than Permitted Liens.
(c)There exist no material restrictions on the disclosure, use, license or transfer of the Owned Business Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any material Business Intellectual Property.
(d)There are no Proceedings pending or threatened in writing or, to the Knowledge of the Seller, orally, against any of Parent or its Affiliates (i) based upon, or challenging or seeking to deny or restrict, the rights of any of the Parent or its Affiliates in any of the Business Intellectual Property, or (ii) alleging that the Acquired Business infringes, misappropriates or otherwise violates the Intellectual Property of any Third Party.
(e)Except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, since December 31, 2017, the conduct of the Acquired Business has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate, or otherwise violate, any Intellectual Property of any Third Party. To the Knowledge of the Seller, no Third Party has infringed, misappropriated or otherwise violated, or is infringing, violating or misappropriating any Owned Business Intellectual Property in any material respect.
(f)The Parent and each of its Affiliates have taken reasonable measures, as appropriate in accordance with normal industry practice, to maintain, enforce and protect their rights in and to the material Business Intellectual Property, including to maintain in confidence all trade secrets and confidential information primarily relating to the Acquired Business. None of such Business Intellectual Property has been disclosed other than to employees, contractors, consultants, representatives and agents of the Seller or its Affiliates pursuant to written confidentiality agreements, except as would not be material to the Acquired Business. To the Knowledge of the Seller, no such agreement has been breached.
(g)None of the Software included in the Owned Business Intellectual Property or distributed in connection with the Acquired Business contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.
(h)The IT Assets used by the Seller or any of its Affiliates in connection with the Acquired Business operate and perform in a manner that permits the Acquired Business to

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operate as currently conducted in all material respects. The Seller and its Affiliates have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets used by the Seller or any of its Affiliates in connection with the Acquired Business (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures and (iv) encryption and other security protocol technology. There has been no material breach, or material unauthorized use, access, interruption, modification or corruption, of any IT Assets used by the Seller or any of its Affiliates in connection with the Acquired Business (or any information or transactions stored or contained therein or transmitted thereby).
Section 3.15Real Property.
(a)Section 1.01(k) of the Seller Disclosure Letter correctly lists all real property used primarily or held for use primarily in the Acquired Business, which the Parent or any of its Subsidiaries leases, subleases, or licenses (in each case, as tenant), owns, or operates, identifying the lessor or sublessor, as the case may be. The Parent or its Subsidiaries, as applicable, in the case of leased Real Property, valid leasehold interests in, each parcel of Real Property, in each case free and clear of all Liens, except Permitted Liens, except where the failure to have such valid leasehold interests would not reasonably be expected to result in a Seller Material Adverse Effect. Except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, none of Parent or any of its Subsidiaries has taken or allowed any action or inaction to encumber or otherwise affect title to the owned Real Property set forth in Section 1.01(k) of the Seller Disclosure Letter (the “Owned Real Property”) and, to the Knowledge of Seller, Seller has good and marketable, indefeasible fee simple title to the Owned Real Property.
(b)Except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, none of the Parent or any of its Subsidiaries has granted any options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein and, to the Knowledge of the Seller, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. None of the Parent or any of its Subsidiaries has leased, subleased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof.
(c)The Seller has made available to the Buyer correct and complete copies of each of the documents pursuant to which the Parent or any of its Subsidiaries leases, subleases or occupies the leased Real Property (including all extensions, renewals, guarantees, modifications, amendments and/or supplements thereto) (collectively, the “Real Property Leases”). None of the Parent or any of its Subsidiaries has received or sent a written notice of material default under any Real Property Lease which remains uncured.
(d)Except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, the components of all buildings, structures, equipment and other

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improvements located on the Real Property are reasonably adequate and reasonably suitable for their present uses, have no material defects, are structurally sound, and are in all material respects in good operating condition and repair, subject to ordinary wear and tear. There are no material repairs, replacements or regularly scheduled maintenance relating to any Real Property that have not been completed and are currently being delayed or deferred by the Parent or any of its Subsidiaries. No portion of any Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.
(e)Except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect with respect to the Owned Real Property, (i) the Seller has access to and the rights of ingress and egress over, to and from public roads or through easements or other rights of way bounding each Real Property and (ii) each Real Property is served by water, sewer, sanitary sewer and storm drain facilities and other utilities adequate to service such Real Property for its current uses and all utilities necessary or convenient to the continued use and enjoyment of each Real Property are located either in the public right of way abutting such Real Property (which are connected so as to serve such Real Property without passing over any other property) or in recorded perpetual easements serving such Real Property.
Section 3.16Sufficiency of and Title to the Assets.
(a)The Seller has good and valid title to all of the Assets, in each case, free and clear of all Liens, other than Permitted Liens, except where the failure to have such good and valid title would not reasonably be expected to result in a Seller Material Adverse Effect. Upon consummation of the Acquisition and the other transactions contemplated by the Transaction Documents, the Buyer will acquire good and valid title to the Assets, in each case free and clear of all Liens, other than Permitted Liens, except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect. Neither Parent nor any of its Subsidiaries (other than the Seller) owns or has any right, title to interest to any asset that would be a material Asset if held by Seller as of the Closing.
(b)Except for the Retained Assets set forth in Sections 1.03(a)(i), (ii), (iv), (ix), (x), (xix) and (xxii), the Assets, together with the rights, services and other benefits made available by the Seller or its Affiliates pursuant to the Transition Services Agreement (but solely to the extent such rights, services and other benefits are expressly set forth in the schedules to the Transition Services Agreement), constitute all of the material assets, properties and rights used or held for use in the operation and conduct of the Acquired Business and are sufficient for the operation and conduct of the Acquired Business immediately following the Closing in substantially the same manner as conducted by the Seller or its Affiliates during the 12-month period prior to the date hereof in all material respects.
(c)All Personal Property included in the Assets is in good operating condition and repair (subject to reasonable wear and tear consistent with the age of such Personal Property) and is suitable for the purposes which it is presently used, except as would not reasonably be expected to result in a Seller Material Adverse Effect.

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(d)There are no developments affecting any of the Assets pending or, to the Knowledge of the Seller threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Assets, except as would not reasonably be expected to result in a Seller Material Adverse Effect.
(e)None of the Assets is an equity interest in an Entity.
Section 3.17Products.
(a)Except as would not reasonably be expected to result in a Seller Material Adverse Effect, since December 31, 2017, each of the products manufactured by the Parent or any of its Subsidiaries with respect to the Acquired Business is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all Laws and free from material defects in workmanship and material or, if applicable, is fit for the ordinary purposes for which it is intended to be used. There is no design defect with respect to any of such products, each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws, and current industry practice with respect to its contents and use, and none of the Parent or any of its Subsidiaries has any material Liability (and, to the Knowledge of the Seller, there is no reasonable basis for any present or future action, suit, investigation or proceeding against the Parent or any of its Subsidiaries with respect to the Acquired Business giving rise to any material liability) for replacement or repair of any products produced or sold by the Parent or any of its Subsidiaries with respect to the Acquired Business or other damages, liability or obligations in connection with such products. Except as set forth in Section 3.17(a) of the Seller Disclosure Letter, there is no existing or threatened in writing, to the Knowledge of the Seller, orally, product liability, warranty or other similar claim against the Parent or any of its Subsidiaries with respect to the Acquired Business alleging that any product of the Acquired Business is defective or fails to meet any product or service warranties or guaranties, except as would not reasonably be expected to result in a Seller Material Adverse Effect.
(b)Section 3.17(b) of the Seller Disclosure Letter contains true and complete copies of the Acquired Business’s currently standard applicable forms of terms and conditions governing sales of its goods and products and provision of services in the Acquired Business, including both standard and non-standard warranty terms.
(c)Since December 31, 2017, with respect to the Acquired Business and/or the Assets, none of the Parent or any of its Subsidiaries (i) has received written notice or, to the Knowledge of the Seller, is otherwise aware of any statements, citations or decisions by any Government Authority declaring any of the products or Inventory used or produced by the Acquired Business to be defective or unsafe; and (ii) has not received written notice or, to the Knowledge of the Seller, is otherwise aware of any recalls ordered by any Government Authority with respect to any of its Inventory.
Section 3.18Customers; Suppliers. Section 3.18 of the Seller Disclosure Letter lists, (i) the Material Customers (ii) the Material Suppliers and (iii) the five largest third-

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party sales representatives of the Parent or any of its Subsidiaries with respect to the Acquired Business (including any independent contractors, agencies, resellers, distributors and co-marketers acting in such capacity) and the dollar amount of purchases, sales or commissions which each such Person represented or was responsible for with respect to the Acquired Business during the 12-month period ended September 30, 2020. Since the Reference Date, (A) no Material Customer, Material Supplier or other Person listed on Section 3.18 of the Seller Disclosure Letter has ceased or materially reduced, provided a notice in writing of its intent to cease or materially reduce or, to the Knowledge of the Seller, otherwise threatened in writing or, to the Knowledge of the Seller, orally, to cease or materially reduce its purchases of goods, services or technology from, or sales or provision of goods or services to, the Parent or any of its Subsidiaries with respect to the Acquired Business, and (B) there has been no material dispute or controversy or, to the Knowledge of the Seller, material dispute or controversy threatened in writing or, to the Knowledge of Seller, orally, between the Parent or any of its Subsidiaries with respect to the Acquired Business, on one hand, and any such Person, on the other hand.
Section 3.19Insurance Coverage. The Seller has furnished to the Buyer a list of, and true and complete copies of, all material insurance policies and fidelity bonds primarily relating to the Assets and the business and operations of the Acquired Business and its officers and employees. Except as disclosed on Section 3.19 of the Seller Disclosure Letter or as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, (a) there is no claim by the Parent or any of its Subsidiaries with respect to the Acquired Business pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, (b) all premiums payable under all such policies and bonds have been timely paid, (c) the Parent and each of its Subsidiaries has otherwise complied fully with the terms and conditions of all such policies and bonds, (d) such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2017, and remain in full force and effect, and (e) such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Acquired Business.
Section 3.20FCPA; Anti-Bribery; Trade Laws.
(a)In each case with respect to the Acquired Business, each of the Parent and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with the provisions of, and none of the Parent or its Subsidiaries or any of their respective directors, officers or employees in such capacity, or, to the Knowledge of the Seller, consultants, agents or other Persons acting for or on behalf of any such Person, has taken any action that would result in a violation by such Person of, the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), or each other anti-corruption or anti-bribery law binding on any of them. In each case with respect to the Acquired Business, none of the Parent or any of its Subsidiaries or, to the Knowledge of the Seller, any of their respective Affiliates, managers, directors, officers, agents, employees or other Persons acting on behalf of any of them have, directly or indirectly, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any

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other thing of value to any government official or employee (including employees of government-owned or controlled entities), including “foreign officials” (as such term is defined in the FCPA), or any political party or official thereof or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (a) influencing any act or decision of such Proscribed Recipient, (b) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her, or its influence with a Government Authority to affect or influence any act or decision of such Government Authority, or (c) assisting in obtaining or retaining business for or with, or directing business to, any Person.
(b)In each case with respect to the Acquired Business, none of the Parent or its Subsidiaries or any of its respective directors, officers or employees, in such capacity, or, to the Knowledge of the Seller, consultants, agents or other Persons acting for or on behalf of any such Person, is, or is directly or indirectly owned 50% or more (individually or in the aggregate) or otherwise controlled by Persons identified on Specially Designated Nationals and Blocked Persons (“SDN”) List administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); (ii) is an individual or entity that has been designated on any similar list or order published by the United States government, including the Denied Persons List, Entity List, or Unverified List of the U.S. Department of Commerce, or the Debarred List or Nonproliferation Sanctions List of the U.S. Department of State; or (iii) has violated any applicable U.S. economic sanctions law in connection with the operation of the Acquired Business. Without limiting the generality of the foregoing, each of the Parent and each of its Subsidiaries is, and at all times has been, in compliance with and in possession of any and all material licenses or material permits that may be required for the lawful conduct of the Acquired Business under U.S. export control law, including the Export Administration Regulations and the International Traffic in Arms Regulations. In each case with respect to the Acquired Business, none of the Parent or any of its Subsidiaries has made any voluntary disclosures to U.S. government authorities under U.S. economic sanctions law or U.S. export control law and, to the Knowledge of the Seller, none of the Parent or any of its Subsidiaries has been the subject of any governmental investigation or inquiry regarding compliance with such law or been assessed any fine or penalty under such law.
(c)Except as set forth in Section 3.20(c) of the Seller Disclosure Letter, the Parent and its Subsidiaries in connection with the Acquired Business are, and for the five years prior to the date hereof have been, in material compliance with international trade regulations, including any applicable United States or other Government Authority rules and regulations related to export controls, trade, economic, and financial sanctions and embargoes, and customs matters (collectively “International Trade Laws”) with respect to the Assets or their conduct within the Acquired Business. Neither the Parent nor any of its Subsidiaries has received any written notice (or, to the Knowledge of the Seller, oral notice) from any Government Authority alleging any material failure to comply with International Trade Laws with respect to the Acquired Business.
Section 3.21Books and Records. All books, records and accounts of the Parent and its Subsidiaries with respect to the Acquired Business are made and kept in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of its assets. The records, systems, controls, data and information of the Parent and its Subsidiaries with

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respect to the Acquired Business are recorded, stored, maintained and operated under the exclusive ownership and direct control of the Seller and its accountants. Each of the Seller and each of its Affiliates maintains a system of internal accounting controls sufficient to provide reasonable assurances that, with respect to the Acquired Business: transactions are executed in accordance with management’s general or specific authorization; transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; access to assets is permitted only in accordance with management’s general or specific authorization and the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.22Finders’ Fees. The Seller represents and warrants to the Buyer that the Buyer will not be liable for any payment to any broker, finder or similar agent engaged by or on behalf of the Parent or any of its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby (each, a “Seller Broker Fee”).
Section 3.23Inventory. The Inventory set forth in the Accounts was properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Parent and its Subsidiaries. Since the Reference Date, the Inventory included in the Assets has been maintained in the Ordinary Course of Business, except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect. All of the Inventories included in the Assets (i) conform in all material respects with all applicable specifications and warranties, (ii) are not damaged in any material respect or obsolete, (iii) consist of, items of a quality saleable in the normal course of the business consistent with past practices, and, if saleable, are saleable at values not less than the book value amounts thereof, except to the extent adequately reserved on the Accounts and (iv) are and will be in quantities sufficient for the normal operation of the Acquired Business in accordance with past practice in all material respects. Except as set forth on Section 3.23 of the Seller Disclosure Letter, no Inventory included in the Assets is held on consignment or otherwise by third parties. With respect to the Acquired Business, neither the Parent nor any of its Subsidiaries is in possession of any Inventory not owned by it, including goods already sold.
Section 3.24Receivables. Except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, all Accounts Receivable (other than receivables collected since the Reference Date) reflected in the Accounts are, and all accounts and notes receivable included in the Assets will be, valid, genuine and fully collectible in the aggregate amount thereof in all material respects, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded in the Accounts. Except as would not be material to the Acquired Business, the Assets or the Assumed Liabilities, taken as a whole, all accounts, notes receivable and other receivables arising out of or relating to the Acquired Business at the Reference Date have been included in the Accounts in accordance with GAAP applied on a consistent basis.
Section 3.25Solvency . After giving effect to the Acquisition and the other transactions contemplated by the Transaction Documents, the Seller will be solvent (in that both the fair

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value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); will have adequate capital and liquidity with which to engage in its business; and will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the Acquisition or the other transactions contemplated by the Transaction Documents with the actual intent to hinder, delay or defraud either present or future creditors of the Parent or any of its Subsidiaries.
Section 3.01Compliance with COVID-19 Laws. Neither the Parent nor any of its Subsidiaries has applied for or received any loan, exclusion, forgiveness or other item pursuant to any COVID-19 Measure with respect to the Acquired Business, including, but not limited to, any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT
Except as set forth in a letter delivered by the Parent to the Buyer concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), the Parent represents and warrants to the Buyer, as of the date of this Agreement (except those representations and warranties that address matters as of or for a particular date or time period, which statements will be true and correct only as of such date or for such time period), as follows:
Section 4.01Organization of the Parent. The Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority under those Laws and its Organizational Documents to carry on its business as conducted as of the date of this Agreement.
Section 4.02Authorization; Enforceability; Absence of Conflicts.
(a)The Parent has the requisite corporate power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the Acquisition and the other transactions contemplated by the Transaction Documents. The execution and delivery by the Parent of the Transaction Documents to which it is a party, the performance by the Parent of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate action by the Parent, and no other corporate proceedings on the part of the Parent are necessary to authorize the Transaction Documents to which the Parent is or will be a party.
(b)This Agreement has been, and each of the other Transaction Documents to which the Parent is or will be a party are, or when executed and delivered by the parties thereto

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will be, duly executed and delivered by the Parent and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Parent’s legal, valid and binding obligation, enforceable against the Parent in accordance with its terms, except as that enforceability may be (i)  limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a Proceeding in equity or at law).
(c)The execution and delivery by the Parent of the Transaction Documents to which it is a party, the performance by the Parent of its obligations under each Transaction Document to which the it is a party in accordance with their respective terms and the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents to which the Parent is a party will not violate, breach or constitute a default under (i) any Law applicable to the Parent, except for such violations, breaches or defaults as would not, individually or in the aggregate, materially delay or prevent, or be reasonably likely to materially delay or prevent, the ability of the Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) any Organizational Documents of the Parent.
Section 4.01Finders’ Fees. The Parent represents and warrants to the Buyer that the Buyer will not be liable for any payment to any broker, finder or similar agent engaged by or on behalf of the Parent in connection with this Agreement or any of the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller and the Parent, as of the date of this Agreement, as follows:
Section 5.01Organization; Power. The Buyer is duly organized or formed, validly existing and, where the concept of “good standing” is applicable in such jurisdiction, in good standing under the Laws of its Organization Jurisdiction, and has all requisite corporate or other power and authority under those Laws and its Organizational Documents to carry on its business as now being conducted.
Section 5.02Authorization; Enforceability; Absence of Conflicts; Required Consents.
(a)The Buyer has all requisite corporate or other power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the Acquisition and the other transactions contemplated by the Transaction Documents. The execution and delivery by the Buyer of the Transaction Documents to which it is a party, the performance by the Buyer of its obligations under each Transaction Document to which the Buyer is a party in accordance with their respective terms and the consummation of the

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Acquisition and the other transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate or other organizational action by the Buyer, and no other corporate or other organizational proceedings on the part of the Buyer are necessary to authorize the Transaction Documents to which the Buyer is or will be a party.
(b)This Agreement has been, and each of the other Transaction Documents to which the Buyer is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a Proceeding in equity or at law).
(c)The execution and delivery by the Buyer of the Transaction Documents to which it is a party, the performance by the Buyer of its obligations under each Transaction Document to which the Buyer is a party in accordance with their respective terms and the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under  the Organizational Documents of the Buyer,  any Law applicable to the Buyer, or  any material agreement of the Buyer, except in the case of clause (ii) and (iii) as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
(d)No Law requires the Buyer to obtain any Permit, or make any filings, including any report or written notice, with any Government Authority, in connection with the execution, delivery or performance by the Buyer of the Transaction Documents to which it is a party, the enforcement against the Buyer of its obligations thereunder or the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents, except for (i) filings that have been made prior to the date hereof (including pursuant to the HSR Act), and (ii) such Permits or filings the failure of which to obtain or make would not result, and would not reasonably be expected to result, individually or in the aggregate, in a Buyer Material Adverse Effect.
(e)No agreement or arrangement to which the Buyer is a party or is bound or to which any of its assets is subject, requires the Buyer to obtain any Consent from any Person (other than a Government Authority) in connection with the execution, delivery or performance by the Buyer of this Agreement, the enforcement against the Buyer of its obligations hereunder or the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents, other than would not, individually or in the aggregate, would not have a Buyer Material Adverse Effect.
Section 5.03Litigation. No Proceeding is pending or, to the knowledge of the Buyer, threatened in writing or, to the knowledge of the Buyer, orally to which the Buyer is or may become a party which (i) questions or involves the validity or enforceability of any obligation of

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the Buyer under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Buyer of the transactions contemplated by the Transaction Documents.
Section 5.04Financial Ability. The Buyer has sufficient funds on hand or readily and available to the Buyer to enable the Buyer to satisfy all of its payment obligations under this Agreement, including under Section 1.04, and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.
Section 5.05Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents (including the payment of the Aggregate Consideration), assuming (i) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement and (ii) the accuracy of the representation and warranties set forth in Article III of this Agreement (for this purpose, such representations and warranties shall be true and correct without giving effect to any materiality or Seller Material Adverse Effect qualifiers contained therein):
(a)the fair saleable value (determined on a going concern basis) of the assets of the Buyer, its Subsidiaries and the Acquired Business will be greater than the total amount of their liabilities;
(b)the Buyer and its Subsidiaries will be solvent and able to pay their respective debts and obligations as they become due;
(c)no transfer of property is being made and no obligation is being incurred in connection with the transactions hereunder with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its Subsidiaries in connection with the transactions hereunder;
(d)the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured; and
(e)the Buyer and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.
Section 5.06Brokers and Agents. The Buyer represents and warrants to the Seller and the Parent, that neither the Seller nor the Parent will be liable for any payment to any broker, finder or similar agent engaged by or on behalf of the Buyer in connection with this Agreement or any of the transactions contemplated hereby (each, a “Buyer Broker Fee”).
Section 5.01Trade Laws. The Buyer represents and warrants that (i) it is not on the SDN List, nor is it directly or indirectly owned 50% or more (individually or in the aggregate) or otherwise controlled by Persons identified on the SDN List; and (ii) it is not an individual or entity that has been designated on any similar list or order published by the United States government, including the Denied Persons List, Entity List, or Unverified List of the U.S.

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Department of Commerce, or the Debarred List or Nonproliferation Sanctions List of the U.S. Department of State.

ARTICLE VI
COVENANTS
Section 6.01Records and Access.
(a)From and after the date of this Agreement, the Parent shall, and shall cause its Affiliates to, (i) give the Buyer and its authorized Representatives reasonable access to all records, personnel, accountants, offices and other facilities and properties of the Parent and its Affiliates to the extent relating to the Acquired Business (including all Records of the type described in the proviso to Section 1.01(e)), (ii) permit the Buyer to make and retain such copies and inspections thereof as the Buyer may reasonably request, and (iii) furnish the Buyer with such financial and operating data and other information with respect to the Acquired Business as the Buyer may from time to time reasonably request, in each case (A) to comply with reporting, disclosure, filing or other requirements imposed on the Buyer or its Affiliates (including under applicable securities laws) or for other bona fide business reasons, (B) for use in any Proceeding or to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements, or (C) to comply with the obligations of the Buyer under the Transaction Documents; provided, however, that any such access will be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of the Seller’s or its Affiliates’ personnel and in such a manner as shall not (i) unduly disrupt the conduct of the operations of the Parent or its Affiliates or (ii) violate any applicable Law, and none of the Parent, its Affiliates nor the Buyer shall be required to violate any obligation of confidentiality to which any such party hereto is subject or to jeopardize any attorney-client privilege which it may possess. Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted for a purpose relating to a dispute or potential dispute between the Seller and the Buyer or any of their respective Affiliates. For a period of six years following the Closing Date, the Parent shall not, and shall cause its Affiliates not to, without first having offered to deliver the same to the Buyer, destroy or permit the destruction of any records relating to the Acquired Business as conducted by the Parent and its Affiliates in Parent’s or its Affiliates’ possession (including any Records), other than promotional materials that are not material to the Acquired Business.
(b)From and after the date of this Agreement, the Buyer shall (i) give the Seller, its Affiliates and their authorized Representatives reasonable access to all Records included in the Assets relating to periods ending on or prior to the Closing Date, (ii) permit the Seller and its Affiliates to make and retain such copies and inspections thereof as the Seller or its Affiliates may reasonably request, and (iii) furnish the Seller and its Affiliates with such financial and operating data and other information included in the Assets relating to periods ending on or prior to the Closing Date as the Seller or any of its Affiliates may from time to time reasonably request, in each case (A) to comply with reporting, disclosure, filing or other requirements imposed on the Seller or its Affiliates (including under applicable securities laws),

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(B) for use in any Proceeding or to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements, or (C) to comply with the obligations of the Seller or its Affiliates under the Transaction Documents; provided, however, that the foregoing access, disclosure or copying shall not (i) unduly disrupt the conduct of the operations of the Buyer or the Acquired Business or (ii) violate any applicable Law, and none of the Seller, the Buyer nor any of their respective Affiliates shall be required to violate any obligation of confidentiality to which any such Person is subject or to jeopardize any attorney-client privilege which it may possess. Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted for a purpose relating to a dispute or potential dispute between the Seller and the Buyer or any of their respective Affiliates. For a period of six years following the Closing Date, the Buyer shall not, and shall cause its Subsidiaries not to, without first having offered to deliver the same to the Seller, destroy or permit the destruction of any Records relating to the Acquired Business as conducted by the Seller and its Affiliates in the Buyer’s or its Subsidiaries’ possession; provided that the Buyer shall not be required to retain (or make available) such Records for which the Seller or any of its Affiliates has been provided with, or has retained, a copy. Subject to Section 6.02, nothing herein will prohibit the Seller or its Affiliates from retaining copies of or accessing Records from and after the Closing to the extent (w) impractical to separate from the records of the ongoing businesses of the Seller or its Affiliates, (x) necessary to comply with reporting, disclosure, filing or other requirements imposed on the Seller or its Affiliates (including under applicable securities laws), (y) necessary for use in any Proceeding or to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements, or (z) necessary to comply with the obligations of the Seller or any of its Affiliates under the Transaction Documents.
Section 6.02Confidentiality.
(a)Each Party agrees that the Confidentiality Agreement is hereby terminated with effect upon Closing. From and after the Closing, the Buyer, the Parent and the Seller, as applicable, shall, and shall cause their respective Affiliates and Representatives to, keep confidential all Confidential Information and not disclose any such Confidential Information. The obligation to keep such information confidential shall continue for a period of 24 months after the Closing Date except that the confidentiality obligations hereunder will not terminate with respect to trade secrets included in the Confidential Information; provided, however, that such obligation shall not apply to any information (and such information shall be deemed to not be “Confidential Information”) that (i) at the time of its disclosure is in or thereafter enters the public domain other than as a result of any act or omission (direct or indirect) by the receiving Party, its Affiliates or any of their respective Representatives not permitted hereby or by anyone to whom such receiving Party, its Affiliates or any of their respective Representatives may provide such information; (ii) is provided to the receiving Party, its Affiliates or any of their respective Representatives after the date hereof on a non-confidential basis by a source other than the disclosing Party, its Affiliates or any of their respective Representatives that is not known (after reasonable inquiry) by the receiving Party, its Affiliates or any of their respective Representatives to be prohibited from transmitting the information to the receiving Party, its Affiliates or any of their respective Representatives by a contractual, legal or fiduciary obligation to any of the disclosing Party, its Affiliates or their respective Representatives; (iii) in the case of

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the Buyer, was already in the possession of the Buyer, its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than the Seller, its Affiliates or any of their respective Representatives prior to the date hereof, provided that such source was not known (after reasonable inquiry) by the Buyer, its Affiliates or any of their respective Representatives, as applicable, to be prohibited from disclosing such information to the Buyer, its Affiliates or any of their respective Representatives by a contractual, legal or fiduciary obligation to any of the disclosing Party, its Affiliates or their respective Representatives; (iv) the receiving Party can demonstrate was independently developed by the receiving Party, its Affiliates or any of their respective Representatives after the date hereof without use of or reference to the Confidential Information; or (v) is specifically identified as such by the disclosing Party in writing.
(b)In the event that a Party or any of its Representatives is, upon advice of counsel, legally required by Law (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or by governmental Proceeding or stock exchange rule) to disclose any of the Confidential Information concerning another Party (or to make any disclosure otherwise prohibited by this Section 6.02), the recipient of such request shall, to the extent legally permissible, provide such other Party with prompt prior written notice of such request or requirement (together with a reasonably detailed indication of the material proposed to be disclosed) and shall cooperate with such other Party so that such other Party may seek a protective order or other appropriate remedy or, if it so elects, waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or such other Party waives compliance with the provisions hereof, the recipient or such Representative, as the case may be, may disclose only that portion of the Confidential Information that the recipient is advised by counsel is legally required to be disclosed and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed. Notwithstanding the foregoing, the notice requirements set forth in this paragraph shall not apply to that portion of any Confidential Information included in requests for information from any regulatory authority in connection with a routine review or audit to which a Party or its Representatives are subject, provided such review or audit is not specifically directed at the other Party, the Confidential Information or the Acquisition.
Section 6.03Public Announcement. Except as set forth in this Agreement, the Parties shall not, and shall cause their Subsidiaries, as applicable, not to, issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except (a) as, in the reasonable judgment of any Party, may be legally required by Law or by any applicable Government Authority or needed to obtain the benefits or protection of any applicable Government Authority (including any filings of financial statements by a Party or its Affiliates with the United States Securities and Exchange Commission), (b) in connection with a Party’s or its Affiliates’ obligations as a publicly-held, exchange-listed company (including disclosures required to be made in the financial statements of any Party or of any of its Affiliates) or (c) as otherwise agreed to in writing by the Parties; provided that the Seller and the Parent agree that prior to issuing (i) any written press release or written communication that relates solely to the transactions contemplated by this Agreement, the Seller or the Parent, as applicable, shall provide the Buyer a copy of such written press

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release or written communication prior to such issuance, or (ii) any Current Report on Form 8-K announcing the entry into this Agreement or the transactions contemplated hereby, the Parent shall provide the Buyer a copy of such Current Report on Form 8-K prior to such issuance. Notwithstanding the foregoing, the Seller and its Affiliates may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls. Nothing will prohibit any Party or its Affiliates from disclosing information consistent with any information in any press release or other public announcement that was previously agreed to and disseminated in compliance with this Section 6.03, and nothing this Section 6.03 shall require a Party to consult with the other in connection with such disclosure. Notwithstanding anything to the contrary in this Agreement, the Buyer and its Affiliates (including Tailwind Capital Partners III, L.P. and Tailwind Capital Partners (Cayman) III, L.P.) may provide their respective prospective and current limited partners (or their equivalent) information on a confidential basis regarding this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby.
Section 6.04Subject Assets. Notwithstanding any other provision of this Agreement to the contrary, none of this Agreement or any Transaction Document will effect an assignment of any Subject Asset if any assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention of applicable Law or Contract or would be ineffective with respect to any party thereto. With respect to any such Subject Asset, the Parties, until the first anniversary of the date hereof, shall use commercially reasonable efforts to obtain the consent of the applicable Third Party or, alternatively, written confirmation from such Third Party reasonably satisfactory to the Parties that such consent is not required. In no event, however, shall either Party or any of its Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations or concessions to any Person or otherwise incur any liability or agree to bear any burden in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such Subject Asset; provided that the Seller shall not agree to any concession that would adversely impact any Subject Asset without the Buyer’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed). The failure by the Buyer or the Seller to obtain any required consent, waiver, confirmation, novation or approval with respect to any such Subject Asset will not relieve any Party from its obligation to consummate the transactions contemplated in this Agreement at the Closing unless such failure will constitute a Seller Material Adverse Effect or Buyer Material Adverse Effect, as applicable. If and when such consent, waiver, confirmation, novation or approval is obtained, the Seller shall promptly transfer and assign such Subject Asset to the Buyer in accordance with this Agreement as set forth below. Until all required consents, waivers, confirmations, novations or approvals with respect to each Subject Asset transferred hereunder that have not obtained prior to Closing (each a “Delayed Asset”) have been obtained, (i) the Seller or its Affiliates shall hold the Delayed Asset on behalf of the Buyer, (ii) the Seller and the Buyer shall use commercially reasonable efforts to cooperate to ensure that the Buyer, to the fullest extent permitted by applicable Law following the Closing, will receive all of the economic benefits of or under any such Delayed Asset, and (iii) as reasonably directed by the Buyer and at the Buyer’s expense, the Seller or its applicable Affiliates shall otherwise enforce and perform for the account of the Buyer any other rights and obligations of Seller or its Affiliates arising from such Delayed Asset. Except to the extent resulting from or arising out of

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the gross negligence, willful misconduct of Seller or its Affiliates or failure to follow the reasonable request of the Buyer or its Affiliates, the Buyer shall indemnify and hold harmless the Seller against any Damages incurred by the Seller arising out of or as a result of the performance by the Seller and its Affiliates of their respective obligations under clauses (i), (ii) and (iii) of this Section 6.04 in respect of any Delayed Asset from and after the Closing until the date on which the Delayed Asset is transferred and assigned pursuant to this Section 6.04. In furtherance of the foregoing, Seller or its Affiliates shall maintain their respective corporate, limited liability company or other applicable existence until all of their respective obligations pursuant to this Section 6.04 are performed in full, and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the Closing as all required consents, waivers, confirmations, novations or approvals with respect to a Delayed Asset have been obtained, such Delayed Asset will automatically be transferred and assigned by the Seller or its Affiliates to the Buyer for no additional consideration without any further act on the part of any Party. The Buyer shall promptly reimburse the Seller for any documented out-of-pocket expenses incurred by the Seller or any of its Affiliates in rendering cooperation pursuant to this paragraph. To the extent that, in connection with obtaining a third party’s consent under any Subject Asset, one or more of the Parties enters into a Contract with such third party provides for an allocation of Liability among the parties hereto with respect to such Contract that is inconsistent with the terms of this Agreement, the Parties agree that, as among themselves, the provisions of this Agreement shall control.
Section 6.05Vehicles. Notwithstanding the other provisions of this Agreement, to the extent that any vehicles are included in the Assets and the Buyer does not have the required insurance for such vehicles as of the Closing Date, the Buyer shall obtain the required insurance as soon as practicable after the Closing Date and, to the extent that the Buyer’s having such insurance policies is a condition to the transfer of title under applicable Law, the Parties shall cooperate to pass title to such vehicles to the Buyer as soon as practicable thereafter (and, for the avoidance of doubt, title shall otherwise pass at Closing).
Section 6.06Insurance.
(a)Except with respect to the Subject Assets, from and after the Closing, the Acquired Business and except as provided in Section 6.06(b) with respect to Pre-Closing Occurrences, the Assets, any Assumed Liability and the Business Employees shall cease to be insured by the current and historical insurance policies or programs of the Seller or any of its Affiliates, and  the Seller shall have no obligation of any kind to maintain any form of insurance in respect of events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences, covering or relating thereto that, in each case, occur after the Closing (collectively, the “Post-Closing Occurrences”). The Buyer shall be responsible for securing all insurance it considers appropriate for the operation of the Acquired Business and the Assets and with respect to any Assumed Liability or Business Employee after the Closing Date. The Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims for any Post-Closing Occurrences of the Acquired Business, the Assets, any Assumed Liability or the Business Employees under or in respect of any past or current insurance policy of the Seller under which any of the foregoing are a named insured.

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(b)For a period of one year after the Closing, with respect to any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Acquired Business or the Assets (collectively, the “Pre-Closing Occurrences”), for which the Seller or any of its Affiliates would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance in respect of any Asset or Assumed Liability, the Parent, at the request and sole expense of the Buyer, will and will cause each of its Affiliates to (a) use its commercially reasonable efforts to assert, or cause to be asserted, one or more claims under such policy of insurance covering such loss, liability or damage and pay all amounts received in respect of such claims to the Buyer, and otherwise reasonably cooperate with the Buyer to reasonably ensure that applicable claim reporting and other applicable material policy requirements are met, and (b) use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage under any applicable policy and pay such benefit to the Buyer, net of (A) any deductibles, co-payments, premium increases or other out-of-pocket costs and expenses (including reasonable legal fees and expenses, if any) actually and reasonably incurred by the Parent or its Affiliates in seeking such insurance proceeds and (B) any Taxes imposed on the Parent or its Affiliates in respect of the receipt or accrual of such insurance proceeds.
(c)For a period of one year after the Closing, the Parent shall not take any action to, and shall cause its Subsidiaries not to take any action to, release, commute, buy-back or otherwise eliminate (whether in whole or in part) insurance coverage under any of such policy with respect to any Pre-Closing Occurrence. For the avoidance of doubt, the Parties hereto agree that all proceeds received by the Seller or any of its Affiliates from insurance policies for losses in respect of Pre-Closing Occurrences shall constitute Assets to the extent such proceeds (i) are not expended prior to the Closing by the Seller or any of its Affiliates to restore or replace the Assets to which such losses relate and (ii) have not resulted in a corresponding increase in Final Net Working Capital.
Section 6.07Tax Matters.
(a)In the case of a Tax Return for any ad valorem, real property, personal property or other similar Taxes (excluding, for the avoidance of doubt, sales and use Taxes, Income Taxes and Transfer Taxes), that relate to the ownership or operation of the Acquired Business or any of the Assets (“Property Taxes”) that is due after the Closing Date, the Buyer shall timely file such Tax Return and shall remit any Taxes due thereon.
(b)The Seller and the Buyer shall provide each other with such cooperation and information as reasonably requested by the other Party in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other Proceeding in respect of Taxes, in each case, relating to the operation of the Acquired Business or the ownership or use of the Assets. The Seller and Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.07(b). For the avoidance of doubt, nothing in this Section 6.07(b) will require the Buyer, the Seller or their respective Affiliates to make available Tax Returns (or supporting documentation) relating to Income Taxes.

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(c)The Buyer and the Seller shall retain all books and records with respect to Tax matters pertinent to the Acquired Business or the Assets until the date that is seven (7) years after the Closing Date.
(d)The Seller shall provide the Buyer, within 90 days after final determination of the Final Adjustment Amount, a draft allocation of the purchase price, as determined for Tax purposes (and taking into account the Assumed Liabilities and any other amounts treated as consideration for tax purposes) among the Seller and its Assets (the “Asset Allocation Statement”), in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate). The Buyer shall be deemed to agree with such draft Asset Allocation Statement unless the Buyer delivers a written dispute notice to the Seller within 30 days after the receipt thereof setting forth in reasonable detail the reason for any objections and any proposed adjustments to the draft Asset Allocation Statement. Should the Buyer timely deliver a written dispute notice, the Buyer and the Seller shall negotiate in good faith to resolve any disputed items set forth therein and shall reduce such agreement to writing. Should the Parties fail to resolve any disputed items within 30 days after the delivery of the written dispute notice, the Parties shall submit the dispute to the Audit Firm for resolution. The costs and expenses of the Audit Firm shall be borne in a manner consistent with the methodology set forth in Section 1.05(i). The allocation as agreed upon by the Parties or as determined by the Audit Firm, as the case may be, will become final and binding (the “Agreed Allocation”), and any adjustments to the purchase price shall be allocated in a manner consistent with such Agreed Allocation. The Buyer and the Seller agree to, and to cause their Affiliates to, file all Tax Returns (including any Internal Revenue Service Form 8594), and make any other Tax filings, in a manner consistent with the Agreed Allocation, and neither the Buyer nor the Seller shall, or shall cause any of its Affiliates to, take any position inconsistent with such allocation on any Tax Return, Tax filing, or otherwise, unless required to do so by applicable law or by a “determination” within the meaning of Section 1313(a)(1) of the Code or any comparable provision of any other Tax law.
(e)All Property Taxes that are levied with respect to a Straddle Period and that are paid after the Closing Date and any exemptions, allowances and deductions with respect to such Property Taxes will be allocated based on a prorated daily basis. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. All Taxes other than Property Taxes and Transfer Taxes shall be allocated based on an interim closing of the books and as of the end of the Closing Date.
(f)All Transfer Taxes shall be borne 50% by the Buyer and 50% by the Seller. The Party with the responsibility to file a Tax Return relating to Transfer Taxes shall prepare and timely file such Tax Return and shall timely remit any Transfer Taxes to the relevant Taxing Authority. The Parties shall reasonably cooperate in the preparation and filing of all Tax Returns relating to Transfer Taxes under this Section 6.07(f) and, where applicable, the preparation and provision of any requisite exemption certificates. If a Party pays a Transfer Tax at Closing or pursuant to a post-Closing assessment by any Taxing Authority, the other Party will

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reimburse the Party that paid such Transfer Tax for its portion of such Transfer Tax within 10 calendar days of such other Party’s written demand therefor.
Section 6.08Further Assurances. Subject to Section 6.04, from and after the Closing, if any further action is necessary to carry out the purposes of this Agreement (including to vest in the Buyer valid title to the Assets), the Parties shall, and shall cause their Subsidiaries to, as applicable, take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request.
Section 6.09Wrong Pockets.
(a)If, within two years following the Closing Date:
(i)the Parent or any of its Affiliates shall receive or otherwise possess any Asset (or any asset to which Parent or any of its Subsidiaries (other than the Seller) owns or has any right, title or interest to as of the Closing that would have been an Asset to the extent owned or held by the Seller as of the Closing) or any Assumed Liability, the Parent shall, or shall cause its applicable Affiliate to, subject to Section 6.04, as soon as reasonably practicable, execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Buyer may reasonably request, as may be necessary or advisable to effect or evidence the transfer of any such asset or Assumed Liability to the Buyer and its Affiliates (or to any Person as directed by the Buyer), and the Buyer or such designated Person shall accept such asset or assume such Assumed Liability (for no additional consideration). Prior to any such transfer in accordance with this Section 6.09(a)(i), the Parent shall, or shall cause its applicable Affiliate to, subject to Section 6.04, hold such asset or Assumed Liability in trust for the use and benefit and burden of the Buyer; or
(ii)the Buyer or any of its Affiliates shall receive or otherwise possess any Retained Asset or any Retained Liability, Buyer shall, or shall cause its applicable Affiliate to as soon as reasonably practicable execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Seller may reasonably request, as may be necessary or advisable to effect or evidence the transfer of any such Retained Asset or Retained Liability to the Seller and its Affiliates (or to any Person as directed by the Seller) and the Seller or such designated Person shall accept such Retained Asset or assume such Retained Liability (for no additional consideration). Prior to any such transfer in accordance with this Section 6.09(a)(ii), the Buyer shall, or shall cause its applicable Affiliate to, hold such Retained Asset or Retained Liability in trust for the use and benefit and burden of Seller.
(b)Without limiting the foregoing, from and after Closing, (a) the Parent shall, and shall cause its Affiliates to, promptly pay over to the Buyer any amounts received by the Parent or any of its Affiliates in respect of the Assets (or any asset to which Parent or any of its Subsidiaries (other than the Seller) owns or has any right, title or interest to as of the Closing

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that would have been an Asset to the extent owned or held by the Seller as of the Closing) or in respect of which the Buyer is otherwise entitled to under this Agreement, including any amounts received in respect of Accounts Receivables included in the Assets or in respect of any Inventory sold by the Acquired Business after the Closing to the extent included in the calculation of Final Net Working Capital and (b) the Buyer shall, and shall cause its Affiliates to, promptly pay over to the Seller any amounts received by the Buyer or any of its Affiliates in respect of the Retained Assets or in respect of which the Seller is otherwise entitled to under this Agreement.
(c)Any Confidential Information inadvertently transferred to, or retained by, a Party shall remain subject to the confidentiality obligations of Section 6.02.
Section 6.10Use of Names.
(a)Except for the 12-month period after the Closing Date (and, with respect to purchases from vendors, for the 6-month period after the Closing Date), during which the Buyer and its respective Affiliates shall take all necessary action to eliminate the name “Forum” or any variant or derivative thereof or any other logos, symbols or Marks of the Seller or any of its Affiliates listed on Section 6.10(a) of the Seller Disclosure Letter (the “Seller Restricted Marks”) from, or paint over or otherwise permanently obscure the Seller Restricted Marks on any Assets, from and after the Closing, the Buyer and its respective Affiliates shall not use the Seller Restricted Marks. From and after the Closing, none of Buyer or any of its Affiliates shall challenge the ownership, validity or enforceability of any Seller Restricted Marks.
(b)Except for the 12-month period after the Closing Date, during which the Seller and its respective Affiliates shall take all necessary action to eliminate the names “Quadrant” or “ABZ” or any variants or derivatives thereof or any other logos, symbols or Marks included in the Business Intellectual Property (the “Business Restricted Marks”) from, or paint over or otherwise permanently obscure the Business Restricted Marks on any Retained Assets, from and after the Closing, the Seller and its respective Affiliates shall not use the Business Restricted Marks. From and after the Closing, none of Seller or any of its Affiliates shall challenge the ownership, validity or enforceability of any Business Restricted Marks.
(c)Without limiting the generality of Section 6.10(a), Parent, on behalf of itself and its Affiliates, grants a limited, non-exclusive right to Buyer and its Affiliates to use the Seller Restricted Marks, solely to the extent necessary to allow Buyer, its Affiliates and the Acquired Business to market, distribute and sell, for a period of twelve months following the Closing, the (i) Inventory and (ii) any items produced during the six month period after the Closing Date that would be considered Inventory if produced prior to the Closing Date, in each case, in the Ordinary Course of Business.
Section 6.11Intellectual Property License.
(a)Effective from and after the Closing, the Parent, on behalf of itself and its Affiliates, hereby grants to the Buyer and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, transferable, fully sublicensable license under any and all Intellectual Property (other than Seller Restricted Marks) that (i) are owned by Seller or any of

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its Affiliates as of immediately after the Closing and (ii) have been used or held for use in the Acquired Business on or prior to the Closing, in each case, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services in connection with the operation of the Acquired Business (and any natural extensions or evolutions thereof).
(b)Effective from and after the Closing, Buyer hereby grants to the Seller and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, transferable, fully sublicensable license under any and all Business Intellectual Property (other than Business Restricted Marks) that (i) are owned by Buyer as of immediately after the Closing and (ii) have been used or held for use in the Seller’s or its Affiliates businesses (other than the Acquired Business) on or prior to the Closing, in each case, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services in connection with the operation of such businesses (other than the Acquired Business) (and any natural extensions or evolutions thereof).
(c)Notwithstanding the assignment provision in Section 8.03, each Party may assign its license set forth in this Section 6.11, in whole or in part, in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of, its business to which the license relates.
(d)The license granted in this Section 6.11 is, and will otherwise be deemed to be, for purposes of the United States Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and each Party will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code (or any similar foreign law) with respect thereto.
(e)For the avoidance of doubt, this Section 6.11 shall survive in perpetuity.
Section 6.12Employee Matters.
(a)No later than the first Business Day following the Closing Date, the Buyer shall make an offer, or shall cause one of its respective Subsidiaries to make an offer of, employment to each Business Employee; provided that with respect to any Business Employee who is, as of the Closing, on long-term leave from his or her employment, including long-term disability or other approved leave of absence, Buyer shall not be required to extend such Business Employee an offer of employment unless and until such Business Employee returns to active employment status within six months following the Closing Date. Any offers of employment with Buyer or an Affiliate of Buyer may be subject to such reasonable conditions as Buyer or such Affiliate may designate. All such offers of employment to Business Employees shall provide for employment with the Buyer or a Subsidiary of the Buyer to commence effective as of 12:00 a.m., local time, on the day immediately following the Closing Date. Unless otherwise agreed by the Parties, such offers of employment will provide for a period of 12 months following the Closing Date (i) annual base salary or base wages and short-term cash incentive bonus opportunities (other than long term incentives, change in control, transaction, retention or other special one-time bonuses), that in each case are substantially comparable to

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annual base salary or base wages and short-term cash incentive bonus opportunities provided to such Business Employee immediately prior to the Closing, and (ii) employee benefits (excluding equity compensation, defined benefit pension benefits or retiree medical benefits and severance) that in the aggregate are substantially comparable to those benefits that are provided to similarly situated employees of the Buyer or one of its Subsidiaries immediately prior to the Acquisition. The Parent, Seller and their respective Affiliates shall not interfere with any attempt by Buyer or its Subsidiaries to employ any Business Employee, including by discouraging any Business Employee from accepting an offer of employment with Buyer or its Subsidiaries, by making a competing offer or by any other action reasonably expected to dissuade any Business Employee from accepting any offer of employment with Buyer or its Subsidiaries. Each Business Employee who accepts an offer of employment and commences active employment with Buyer or its Subsidiaries shall be referred to herein as a “Transferred Employee.”
(b)The Seller and its Affiliates shall be liable for any and all severance payments or benefits with respect to any Business Employee who declines an offer of employment that is compliant with the terms set forth in Section 6.12(a) and Buyer shall be liable for any and all severance payments or benefits with respect to any Business Employee who declines an offer of employment that does not comply with the terms set forth in Section 6.12(a), in each case with the Buyer or one of its Subsidiaries in connection with the Acquisition. If a Transferred Employee is terminated by the Buyer or its Subsidiary without cause within 12 months after the Closing Date, subject to the Transferred Employee’s execution and non-revocation of a release in favor of the Buyer and its Affiliates, the Buyer shall provide such terminated Transferred Employee a severance payment in an amount equal to the severance payment such Transferred Employee would have otherwise been eligible to receive under the severance plan or program of the Seller and its Affiliates set forth on Section 6.12(b) of the Seller Disclosure Letter applicable to such Transferred Employee as of immediately prior to the Closing.
(c)In determining eligibility for benefits for a Transferred Employee under a benefit plan maintained by Buyer or one of its Subsidiaries in which such Transferred Employee is eligible to participate, the Buyer shall, or shall cause its respective Subsidiaries to, use commercially reasonable efforts to credit such Transferred Employee for all years of service for which such Transferred Employee was credited before Closing with the Seller or any of its Affiliates for purposes of eligibility to participate and vesting of benefits under a comparable Employee Plan, but not for benefit accrual purposes other than for vacation time and sick leave days, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts such that, for purposes of each benefit plan of the Buyer providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, all pre-existing condition exclusions and actively-at-work requirements of such benefit plan of the Buyer shall be waived for such Transferred Employee and his or her covered dependents, and any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the benefit plan ending on the date such Transferred Employee’s participation in the corresponding benefit plan of the Buyer begins shall be taken into account under such benefit

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plan of the Buyer for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such benefit plan of the Buyer.
(d)If any Business Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with the Buyer or any of its Subsidiaries during the three month period following the Closing, the Buyer shall, or shall cause one of its Subsidiaries to, use commercially reasonable efforts to obtain any such permit, pass or other approval; provided that, the Buyer shall not have any Liability to Seller, any of its Affiliates or to any Business Employee if any such permit, pass or other approval is not obtained.
(e)If, on or after the Closing, the Seller or any of its Affiliates are responsible for any compensation, claim or liability (including any workers’ compensation claims) relating to or arising in connection with any Business Employee that arose after the Closing or is otherwise reflected in Final Net Working Capital, then the Buyer shall promptly reimburse the Seller or its Affiliates in full for all costs and expenses incurred by the Seller and its Affiliates in connection with such compensation, claim or liability.
(f)Effective prior to the date hereof, the Seller or its Affiliates have taken or caused to be taken all actions necessary to ensure that each Transferred Employee is fully vested in his or her account balance under the applicable Section 401(k) plan maintained or contributed to by the Seller or its Affiliates on behalf of the Transferred Employees (the “Seller 401(k) Plan”). As of, or soon as practicable following, the Closing Date, Buyer shall, with respect to any Transferred Employee who has accepted employment with Buyer (i) allow such Transferred Employee to participate in a tax-qualified defined contribution plan maintained by the Buyer or an Affiliate of the Buyer (the “Buyer DC Plan”); (ii) allow such Transferred Employee to make an election to roll over their interest under the Seller 401(k) Plan, including plan loans, to the Buyer DC Plan, and (iii) cause the Buyer DC Plan to accept any such rollovers.
(g)At or as promptly as practicable following the Closing Date, the Seller or its Affiliates shall pay (or cause to be paid) to each Business Employee any bonus payments that are accrued through the Closing Date and not yet paid to such Business Employee, including any annual bonus payment in respect of the 2020 fiscal year.
(h)Nothing in this Section 6.12, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former Business Service Provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, or (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Buyer or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Buyer or its Subsidiaries to employ or engage any Transferred Employee for any period following the Closing Date.

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Section 6.13R&W Policy.
(a)The Buyer shall pay the cost of the premium and other costs of procuring the R&W Policy and any other fees, costs or deductibles associated with the R&W Policy (collectively, the “R&W Policy Fees”), provided that pursuant to Section 1.04(a)(v), the Seller is hereby reimbursing (or causing to be reimbursed) the Buyer for the cost of the premium of the R&W Policy in an amount set forth in Section 6.13(a) of the Seller Disclosure Letter (the “R&W Reimbursement Amount”). The Buyer is acquiring the R&W Policy in connection with the consummation of the transactions contemplated hereby, and notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that following the Closing, but without limiting recourse for Fraud, (i) neither the Seller nor any of its Affiliates or Representatives will have any liability for any breach or inaccuracy of any representation or warranty contained in this Agreement and (ii) the Buyer’s and its Subsidiaries’ sole and exclusive remedy in the event of any breach or inaccuracy of any representation or warranty of the Seller in Article III or the Parent in Article IV of this Agreement or any certificate delivered pursuant to this Agreement or any other representations and warranties provided in connection with this Agreement will be to file a claim under the R&W Policy. The absence of coverage under the R&W Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Policy to be in full force and effect for any reason, will not expand, alter, amend, change or otherwise affect the Seller’s or any of its Affiliates’ or Representatives’ or any of their respective successors and assigns’ liability under this Agreement.
(b)Concurrently with the execution and delivery of this Agreement, the Buyer has obtained and bound the R&W Policy attached hereto as Exhibit A with respect to the representations and warranties of the Seller and the Parent in this Agreement and the other matters covered by such policy and which expressly provides that, other than in the case of Fraud, the insurer under the R&W Policy has no subrogation rights, and will not pursue any claim against the Seller or any of its Affiliates or Representatives or any of their respective successors and assigns, the Seller is a third-party beneficiary of the no subrogation provisions of the R&W Policy described in clause (i), following the date of the R&W Policy, the Buyer may not modify the provision(s) of the R&W Policy in respect of the no subrogation provisions described in clause (i) or in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action against the Seller or any of its Affiliates or Representatives or any of their respective successors and assigns (other than in the case of Fraud), in each case of this clause (iii) without the Seller’s prior written consent (which consent may be withheld in the Seller’s sole discretion), and (iv) the Buyer is not required to pursue remedies against the Seller or any of its Affiliates or Representatives or any of their respective successors or assigns prior to or as a condition to making a claim under such R&W Policy and the Buyer shall not permit the provisions of the R&W Policy described in this clause (iv) to be amended or modified in a manner that adversely affects the Seller or any of its Affiliates or Representatives or any of their respective successors and assigns without the Seller’s prior written consent (which consent may be withheld in the Seller’s sole discretion).
Section 6.14Non-Solicitation and Non-Competition

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.
(a)For a period of two years from Closing:
(i) The Seller and the Parent shall not, and shall cause their respective Subsidiaries not to, directly or indirectly, on their behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another Person), hire, employ or engage, or solicit the employment or services of (either on a full time or part time basis, or in a consultancy or other non-employee role), or make or extend any offer of employment to, any Transferred Employee (“Buyer Key Employees”); and
(ii) The Buyer shall not, and shall cause its Subsidiaries not to, directly or indirectly, on their behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another Person), hire, employ or engage, or solicit the employment or services of (either on a full time or part time basis, or in a consultancy or other non-employee role), or make or extend any offer of employment to, those employees listed on Section 6.14 of the Seller Disclosure Letter (“Seller Key Employees”);
provided that nothing will restrict or preclude either Party or any of such Party’s Subsidiaries from (A) making general solicitations (including advertisements) of any form or by engaging search firms that are not specifically instructed or directed by that Party or any of its Subsidiaries to solicit or hire the Buyer Key Employees or the Seller Key Employees, respectively, (B) soliciting or hiring Buyer Key Employees or the Seller Key Employees, respectively, from the time that is one year after the time that he or she voluntarily quits the employ of the other Party or any of its Affiliates for any reason, or (C) soliciting or hiring Buyer Key Employees or the Seller Key Employees, respectively, whose employment has been terminated at the election of the other Party or any of its subsidiaries.
(b)For a period of five years from Closing, the Seller and the Parent shall not, and shall cause their respective Subsidiaries not to, directly or indirectly anywhere in the Restricted Area, on their behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another Person):
(i) own or invest in any interest publicly or privately in any Person engaged in any business that directly competes with the Acquired Business as of the date hereof (a “Competitive Business”); provided that the PBV business of Seller and its Affiliates, solely to the extent conducted as of the Closing Date, will not be deemed to be a Competitive Business or to compete with the Acquired Business for any purposes under this Agreement;
(ii) control, operate, advise, manage, act as a consultant to or contractor or other agent for, or derive any profit from, any Competitive Business; or

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(iii) solicit, divert or attempt to solicit or divert any Person who, as of the Closing Date or within the one-year period prior to the Closing, is or was a customer, distributor or supplier of the Acquired Business (each, a “Business Customer/Supplier”), for the purpose of engaging in, offering, purchasing, procuring, providing or selling goods or services competitive with those provided by the Acquired Business, or attempt in any manner to persuade any such Business Customer/Supplier to cease to do business or to reduce the amount of business which any such Business Customer/Supplier has customarily done or contemplates doing with the Acquired Business; provided that none of the customers of the PBV business of the Seller or its Affiliates as conducted on the Closing Date will be deemed to be a Business Customer/Supplier.
(c)Notwithstanding Section 6.14(b):
(i) the Parent and its Subsidiaries may collectively hold up to 5.0% of the outstanding Capital Stock of a publicly traded competing entity if the Parent and its Subsidiaries cannot control or direct the management of such entity;
(ii) the Parent or one of its Subsidiaries may acquire a Competitive Business which derives (A) during the first three years after Closing, no more than 20.0% of consolidated revenue, or (B) during the fourth and fifth years after Closing, the lesser of 35% of consolidated revenue and $50,000,000, each as measured as of the most recently completed twelve months prior to such acquisition (“Revenue Cap”), from activities that directly compete with the Acquired Business on date hereof (any such business exceeding the Revenue Cap, a “Revenue Cap Exceeding Business”). If the Parent or any of its Subsidiaries acquires a Revenue Cap Exceeding Business during the five years after Closing, the Parent shall, or shall cause such Affiliate to, (A) enter into an agreement to divest the competing portion of such Competitive Business or otherwise wind it down so as to be in compliance, in each case within 12 months from the time of closing of the acquisition of such Revenue Cap Exceeding Business and (B) consummate such divesture or wind-down within 18 months from the time of closing of the acquisition of such Revenue Cap Exceeding Business. The Parties agree that (A)  the Parent and its Subsidiaries shall be free to conduct any process with respect to such divestiture as the Parent and its Subsidiaries in their sole discretion shall determine (including by negotiating with any prospective party and entering into a definitive written agreement without prior notice to the Buyer, its Subsidiaries or any other Person), (B) any procedures relating to such divestiture may be changed at any time without notice to the Buyer, its Subsidiaries or any other Person, and (C) neither the Buyer nor any of its Subsidiaries shall have any claim whatsoever against the Parent, any of its Subsidiaries or any of its Representatives, arising out of or relating to any such divestiture that complies with this Section 6.14(c)(ii) (other than with respect to the express obligations set forth herein and pursuant to a written, definitive, executed and binding agreement, if any, executed by the Parties in connection with such divestiture); and
(iii) the Parent and its Subsidiaries may perform their obligations pursuant to, and take any actions expressly contemplated by, the Distributor Agreement (as may be

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amended from time to time pursuant to the terms thereof), for long as such Contract remains in effect; provided that, in the event that the Distributor Agreement is terminated for convenience by the Buyer in accordance with Section 9.3 thereof, the restrictions set forth in Section 6.14(b) shall terminate with respect to Canada.
(d)The Parties mutually acknowledge that the restrictions contained in this Section 6.14 are reasonable and necessary to protect and preserve the Buyer’s and the Seller’s legitimate business interests and the value of the Acquired Business, the Assets and the Retained Assets, and to prevent any unfair advantage conferred on any Party or their respective Subsidiaries or successors. Parent (on its behalf and on behalf of its Affiliates) acknowledges that any violation of this Section 6.14 will result in irreparable injury to Buyer and the Acquired Business and agrees that Buyer shall be entitled to specific performance of this Section 6.14 pursuant to Section 8.12. Without limiting the generality of the foregoing, the duration of the covenants set forth in this Section 6.14 shall be extended for an additional period equal to any period during which any such party is in breach of the obligations under this Section 6.14, as determined by a court of competent jurisdiction in an action filed by Buyer to enforce the provisions of this Section 6.14.
(e)If any provision contained in this Section 6.14 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.14, but this Section 6.14 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 6.14 is held to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by applicable Law) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Law.
Section 6.15Cooperation Regarding Release of Liens; Title Matters.
The Parent and the Seller shall, and shall cause their respective Affiliates to, provide commercially reasonable assistance reasonably requested by the Buyer in connection with obtaining, effective at or as soon as reasonably practicable following the Closing, (a) appropriate termination statements under the Uniform Commercial Code (or equivalent documents pursuant to applicable Law), payoff letters and other instruments, in connection with the release of security interests or other Liens against or relating to any of the Assets, (b) promptly following Seller’s receipt of a title report or title commitment reasonably demonstrating that Seller acquired insurable title to the Owned Real Property at the time Seller acquired such real property, executing and delivering a Special Warranty Deed in the form attached hereto as Exhibit K with respect to Owned Real Property and (c) at no additional cost or liability to Seller, one or more owner’s title insurance policies with customary endorsements with respect to the Owned Real Property, issued from a title insurance company and in amounts as determined by Buyer in its sole discretion, including, without limitation, delivery of customary title affidavits and

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reasonable evidence authorizing the transfer of the applicable Owned Real Property and such other reasonable documents as may be required by Buyer’s title insurance company to cause the issuance of the title insurance policy; provided further that, to the extent available, Seller shall have the right to obtain, at no additional cost or liability to Buyer, an owner’s policy of title insurance to be issued for the benefit of Seller in which event Seller shall pay any so-called “simultaneous issue” fee and any other fees or expenses which may be charged by such title company.
Section 6.16Delivery of Post-Closing Correspondence. For the period of three years following the Closing, the Seller and the Parent shall promptly forward to Buyer any mail (including electronic mail) and other correspondence that the Seller or the Parent receives after the Closing Date that relates to the Assets, Assumed Liabilities, the Acquired Business or is otherwise intended for the owner of the Assets or the assets or properties of the Acquired Business. For the period of three years following the Closing, the Buyer shall promptly forward to Seller any mail (including electronic mail) and other correspondence that the Buyer or any of its Affiliates receives after the Closing Date that relates to the Retained Assets, the Retained Liabilities or is otherwise intended for the owner of the Retained Assets; provided that (i) the mails (including electronic mails) and other correspondences between the Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, and their respective legal counsels and other advisors, shall not be subject the forwarding requirement under this Section 6.16; (ii) the obligations of this Section 6.16 shall not violate any obligation of confidentiality; and (iii) the obligations of this Section 6.16 shall not violate or compromise any legal privilege.
Section 6.17Certain Filings and Third Party Consents. Each of the Parties shall reasonably cooperate with one another in determining whether any action by or in respect of, or filing with, any Government Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, Permits or any other Assets, in connection with the consummation of the Acquisition and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 6.18Data Room. Within five Business Days after the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer, a USB, CD or DVD-ROM containing a complete copy of the electronic data room for Project Victor reflecting the contents of such data room as of the Closing.
Section 6.01Shared Distributor Contracts. If requested in writing by either Party, the other shall use its commercially reasonable efforts to (i) make available to the other Party the terms of each requested distributor agreement that (x) in the case of a distributor agreement owned by the Buyer, is an Asset that was transferred to the Buyer hereunder, or (y) in the case of a distributor agreement owned by the Seller, is related to the Acquired Business, and (ii) assist the other Party by introducing it to the relevant counterparty.

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ARTICLE VII
INDEMNIFICATION
Section 7.01Survival.
(a)The representations and warranties of the Seller in Article III of this Agreement, of the Parent in Article IV of this Agreement and of the Buyer in Article V of this Agreement will terminate and expire as of the Closing and, absent Fraud, there shall be no Liability in respect thereof. The covenants and agreements of the parties contained in this Agreement that by their terms are to be performed in their entirety at the Closing shall survive the Closing until the first anniversary thereof, and each of those covenants and agreements that are by their terms to be performed in whole or in part after the Closing shall survive until the date that is one year following the date on which performance of such covenant expires.
(b)Notwithstanding Section 7.01(a), any breach of covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 7.01(a), if written notice of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given pursuant to Section 7.03 or Section 7.04, as applicable, to the party against whom such indemnity may be sought prior to such time. The Parties intend to shorten the statute of limitations by specifying the survival periods in this Agreement.
Section 7.02Indemnification.
(a)Subject to the applicable provisions of this Article VII, effective at and after the Closing, the Parent and the Seller hereby jointly and severally indemnify the Buyer and its Affiliates (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding whether involving a Third-Party Claim or a claim solely between the parties hereto) (“Damages”), actually suffered by a Buyer Indemnified Party to the extent arising out of: any breach of any covenant or agreement made or to be performed by the Parent or the Seller pursuant to this Agreement (other than the performance of Seller’s obligations under Section 6.04 to the extent Buyer and Parent are required to indemnify the Seller Indemnified Parties pursuant to clause (iv) of Section 7.02(b))  any Retained Liability or any Seller Broker Fee.
(b)Subject to the applicable provisions of this Article VII, effective at and after the Closing, the Buyer hereby indemnifies the Parent, the Seller and their respective Affiliates (the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages actually suffered by a Seller Indemnified Party to the extent arising out of: any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement, any Assumed Liability, any Buyer Broker Fee or the performance of the Seller’s obligations as set forth in Section 6.04 to the extent Buyer is required to indemnify the Seller therefor in accordance with the seventh sentence of Section 6.04.

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(c)Any indemnification pursuant to this Section 7.02 shall be subject to the procedures and limitations set forth in Sections 7.03, 7.04 and 7.05.
Section 7.03Procedures.
(a)Any Person seeking indemnification under this Article VII (the “Indemnified Party”) shall give prompt written notice to the Person from whom indemnification is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding by any third party (“Third-Party Claim”); provided, that the failure of the Indemnified Party to give notice as provided in this Section 7.03(a) shall not relieve any Indemnifying Party of its obligations under Section 7.02, (i) unless the Indemnified Party fails to deliver notice prior to the expiration of the applicable survival period or (ii) except to the extent that such failure actually prejudices the rights of any such Indemnifying Party. Such notice shall (A) set forth in reasonable detail the Third-Party Claim and the basis for indemnification (taking into account the information then known by the Indemnified Party), (B) include an estimate of the amount of Damages attributable to the Third Party Claim to the extent the Indemnifying Party determines such an estimate is feasible at such time (which estimate will not be conclusive of the final amount of the Third Party Claim) and (C) include a copy of all papers served with respect to that Third Party Claim (if any) as well as any material written evidence to support clauses (A) and (B). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of any additional written notices and documents (including any court papers) received by the Indemnified Party relating to the Third-Party Claim after provision of the notice to the Indemnifying Party, and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third-Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 7.03, to assume control of, and defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third-Party Claim. Within 20 Business Days of receipt of notice of a Third-Party Claim from the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party if it will elect to assume control of the Third-Party Claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume and control the defense of a Third-Party Claim, the Indemnifying Party shall not, so long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim (subject to the last sentence of this Section 7.03(a)). If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, then the Indemnified Party may assume control of, and defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third-Party Claim; provided that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if the Indemnifying Party has failed or is failing to defend vigorously such Third-Party Claim (after reasonable notice and opportunity to cure). If the Indemnifying Party shall assume the defense of any Third-Party Claim, then the Indemnified Party may participate,

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at his or its own expense, in the defense of such Third-Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (1) requested by the Indemnifying Party to participate or (2) a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim.
(b)Notwithstanding anything in this Section 7.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, such settlement does not permit any Order or other equitable relief to be entered, directly or indirectly, against the Indemnified Party, such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third-Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and such settlement does not relate to or arise in connection with any criminal Proceeding, indictment, allegation or investigation.
(c)After any decision, judgment or award shall have been rendered by a Government Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article VII), or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.
(d)Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and, at the Indemnifying Party’s sole cost and expense, shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(e)The indemnification obligations under Section 7.02(a)(ii) with respect to the Retained Liability set forth in Section 1.03(b)(xii) shall not apply to any Damages to the extent that such Damages incurred as a result of any investigation that would involve subsurface sampling or excavation by or on behalf of the Buyer or any of its Affiliates after the Closing Date, unless such investigation is required pursuant to Environmental Laws or a Government Authority order.
Section 7.04Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 7.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt written notice, as promptly as practicable, of such claim to the Indemnifying Party, which notice shall in no event be delivered

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to the Indemnifying Party later than 30 days after the Indemnified Party first learns of the facts on which such claim is based (such 30-day period, the “Notice Period”). Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then known by the Indemnified Party). The failure to notify the Indemnifying Party as promptly as practicable within the Notice Period shall not relieve the Indemnifying Party of its obligations hereunder, (i) unless the Indemnified Party fails to deliver notice prior to the expiration of the applicable survival period or (ii) except to the extent that such failure shall have actually prejudiced the Indemnifying Party. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to have given rise to such claim, and whether, and to what extent, any amount is payable in respect of such claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by making available such reasonably requested information and assistance (including reasonable access to the relevant personnel and the right to inspect and copy any accounts, documents, records or other information) of the Assets as the Indemnifying Party or any of its Representatives may reasonably request.
Section 7.05Calculation of Damages.
(a)The amount of any Damages payable under Section 7.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(b)The Indemnifying Party shall not be liable under Section 7.02 for any Damages relating to any matter to the extent that such matter has been taken into account in the adjustment of the Aggregate Consideration under Section 1.04.
(c)Each Indemnified Party must use commercially reasonable efforts to mitigate in accordance with applicable Law any Damages for which such Indemnified Party seeks indemnification under this Agreement.
(d)Each Indemnified Party and its Affiliates shall use reasonable efforts to collect any amounts available under insurance coverage (other than the R&W Policy and excluding, for the avoidance of doubt, any self-insurance programs), or from any other Person alleged to be responsible, for any Damages payable under Section 7.02.
(e)Any indemnification payment made pursuant to this Agreement shall be treated by the Buyer and the Seller as an adjustment to the Aggregate Consideration for Tax purposes.

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Section 7.01Exclusive Remedy.
(a)Without limiting any claims arising out of the other Transaction Documents, after the Closing, except as otherwise provided in this Agreement (including the provisions of this Agreement that provide for remedies including injunctive relief and specific performance), the sole and exclusive recourse of any of the Buyer Indemnified Parties, on the one hand, and any of the Seller Indemnified Parties on the other, against the other for any Damages or claim for Damages under this Agreement shall be the indemnity set forth in this Article VII; provided that nothing in this Section 7.06 shall limit Buyer’s remedies in respect of any breach of Section 6.02 or Section 6.14. Further, notwithstanding anything in this Article VII to the contrary, the provisions of this Article VII shall not limit Buyer’s rights or remedies for any claims based on Fraud.
(b)Without limiting recourse in the case of Fraud, (i) the rights provided under the R&W Policy will be the Buyer’s sole recourse (even in the event the R&W Policy is never issued by an insurer, the R&W Policy is revoked, cancelled or modified in any manner after issuance or a claim is denied in whole or in part by any insurer under the R&W Policy) with respect to any breach of any representation or warranty contained in this Agreement, and neither the Seller nor the Parent will have any liability for any breach of any representation or warranty contained in this Agreement. Nothing in this Article VII will in any way be deemed to limit or modify any rights of the Buyer or its respective Affiliates for Fraud or under the R&W Policy or inhibit the Buyer from obtaining any remedies the Buyer may have against any insurer under the R&W Policy.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.01Buyer’s Investigation; Disclaimer of Representations and Warranties.
1.The Buyer has conducted its own independent review and analysis of the Acquired Business, including the operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Acquired Business, the Assets and the Assumed Liabilities, and acknowledges that the Buyer has been provided access to the personnel, properties, premises and Records of the Acquired Business for such purpose. The Buyer is an informed and sophisticated purchaser, and has engaged expert Representatives, experienced in the evaluation and purchase of companies, property and assets such as the Acquired Business and its properties, assets, liabilities (including the Assumed Liabilities), businesses and prospects. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis, and the Buyer: (A) acknowledges that, other than as set forth in this Agreement (and without limiting recourse under any other Transaction Document), none of the Seller, the Parent nor any of their respective Affiliates or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its Representatives (including any information provided or made available to the Buyer in any “data room”) and (B) without limiting recourse for

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Fraud (as defined in this Agreement) or recourse under any other Transaction Document, agrees, to the fullest extent permitted by Law, that none of the Seller, the Parent nor any of their respective Representatives shall have any liability or responsibility whatsoever to the Buyer or its affiliates or Representatives on any basis (including in contract, quasi-contract, breach of representation and warranty (express or implied), personal injury or other tort, under Law or otherwise) based upon any information provided or made available, or statements made, to the Buyer or its directors, officers, employees, Affiliates, controlling persons, advisors, agents or other Representatives (or any omissions therefrom). The Buyer has relied on no representation or warranty other than as set forth in this Agreement and the other Transaction Documents. Except as specifically set forth in Article III, without limiting recourse under the other Transaction Documents, and subject to the Retained Liabilities, (I) neither the Seller nor the Parent make any representation or warranty, express or implied, at Law or in equity, in respect of or otherwise in any way relating to the Seller, the Parent or the Acquired Business or their liabilities or operations, including with respect to value, condition (including environmental condition) or performance or merchantability, noninfringement or fitness for any purpose (both generally or for any particular purpose) and with respect to future revenue, profitability or the success of the Acquired Business, (II) any such other representations or warranties are hereby expressly disclaimed, (III) the Acquired Business and the Assets will be conveyed “as is” and “where is” and “with all faults” in their condition as of the Closing Date, and (IV) the Buyer agrees to accept the Acquired Business and the Assets in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Seller, the Parent or any of their respective Subsidiaries. In connection with the Buyer’s investigation of the Acquired Business, the Assets and the Assumed Liabilities, the Buyer, its Subsidiaries and Representatives may have received certain projections, including projected statements of operating revenues and income from operations of the Acquired Business and the Assets and certain budget and business plan information. The Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that the Buyer is familiar with such uncertainties and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, its Subsidiaries or its Representatives, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, except as specifically set forth in Article III and without limiting recourse under the other Transaction Documents, the Buyer acknowledges and agrees that neither the Seller nor the Parent nor any of their respective Subsidiaries nor any other Person is making any representation or warranty with respect to such estimates, projections or other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, budgets, projections or forecasts (or any component thereof).
Section 8.02Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by the Parent (for itself and on behalf of the Seller) and the Buyer.

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Section 8.03Entire Agreement; Assignment. This Agreement and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned, by operation of Law, merger or otherwise, by a Party, without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 8.03 shall be void and without effect; provided that, notwithstanding the foregoing, (i) the Parent (for itself and on behalf of the Seller) may, without the consent of the Buyer, assign this Agreement, and its rights and obligations hereunder, to one of its Subsidiaries that at all times remains a Subsidiary of Parent and (ii) the Buyer may, without the consent of the Parent or the Seller, assign this Agreement, and its rights and obligations hereunder, to one of its Affiliates; provided, further, that, any assignment permitted pursuant to the preceding proviso shall not relieve the assignor of any of its obligations hereunder.
Section 8.04Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any term, provision, covenant or restriction of this Agreement, or the application thereof to any Person or any circumstance, is invalid, void or unenforceable in any jurisdiction, (a) a suitable and equitable term, provision, covenant or restriction shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable term, provision, covenant or restriction and (b) the remainder of this Agreement and the application of such term, provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term, provision, covenant or restriction or the application thereof, in any other jurisdiction.
Section 8.05Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses.
Section 8.06Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.
Section 8.07Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.
(a)This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, USA without

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regard to any principles of conflicts of Laws that would result in the application of the Laws of any other jurisdiction.
(b)The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware located in Wilmington, Delaware and the United States District Court for the District of Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all Claims in respect of such dispute, controversy, claim or Proceeding may be heard and determined in such courts and that no Party will bring suit or any Claim with respect to any dispute arising out of this Agreement or any Transaction Document or the transactions contemplated hereby or thereby in any court or jurisdiction other than the above-specified courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute, controversy or claim. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(c)Each of the Parties hereby irrevocably waives all right to trial by jury in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby. The Parent, the Seller and Buyer also waive any bond or surety or security upon such bond that might, but for this waiver, be required. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
Section 8.08Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given by e-mail and either delivered by hand or sent by overnight courier (providing proof of delivery). Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is during normal local business hours (in the recipient’s location) or, otherwise, on the next business day after such confirmed delivery. Any notice sent by e-mail (including e-mail of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:
(a)if to the Parent or the Seller, to
Forum Energy Technologies, Inc.
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064

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Attention: John C. Ivascu
Telephone: (281) 949-2541
E-mail: John.Ivascu@f-e-t.com

With a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: James B. Marshall;
Laura Katherine Mann
Telephone: (713) 229-1156
E-mail:James.marshall@bakerbotts.com; laurakatherine.mann@bakerbotts.com
(b)if to the Buyer, to
Anvil International, LLC
2 Holland Way
Exeter, New Hampshire 03833
Attention:     Anthony Ciccone;
    Chuck Kraus
E-mail:     tciccone@anvilintl.com
    ckraus@anvilintl.com
With a copy to (which shall not constitute notice):
c/o Tailwind Capital
485 Lexington Avenue, 23rd Floor
New York, New York 10017
Attention:    Andrew R. Mayer
        Michael Bertisch
E-mail:     amayer@tailwind.com
        mbertisch@tailwind.com
With a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William J. Chudd
Telephone: (212) 450-4089
E-mail: william.chudd@davispolk.com
or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 8.08 by any Party to the other Party.

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Section 8.09No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties. This Agreement is solely for the benefit of (a) the Parent and the Seller (and their respective successors and permitted assigns), with respect to the obligations of the Buyer under this Agreement; and (b) the Buyer (and their successors and permitted assigns), with respect to the obligations of the Parent and the Seller under this Agreement. This Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of liability or reimbursement, cause of action or other right.
Section 8.10Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 8.11Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 8.12Specific Performance.
(a)The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist (even if damages would be available) and damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy or the posting of a security bond, in addition to any other remedy at law or in equity.
(b)Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
Section 8.13Bulk Sales Laws. The Parties hereby waive compliance with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state within, or any

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jurisdiction outside, the United States, including Section 111.020 of the Texas Tax Code, that may otherwise be applicable with respect to the sale of any of the Assets.
Section 8.14Transaction Privilege.
(a)The Parties hereby acknowledge and agree that Baker Botts L.L.P. (“Baker Botts”) has represented the Parent, the Seller and one or more of their respective Affiliates prior to the date of this Agreement, including in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated by this Agreement, and that the Parent, the Seller and such Affiliates and their respective Representatives (each a “FET Entity” and collectively, the “FET Entities”) have a reasonable expectation that, after the Closing, Baker Botts will, if the FET Entities so wish, represent them in connection with any pending or possible or threatened Claim or any other matter or Proceeding involving any FET Entity or their Representatives, on the one hand, and any other Party to this Agreement (an “Other Party”) or any of their respective Affiliates and Representatives (each an “Other Party Group Member” and collectively the “Other Party Group Members”), on the other hand, arising under or relating to this Agreement.
(b)Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes those Persons that are or after Closing will be Affiliates of such Other Party), hereby specifically expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Laws or standard of professional responsibility if, after the Closing, Baker Botts represents any FET Entities in connection with any Claim or Proceeding arising under or relating to this Agreement or the transactions contemplated by this Agreement.
(c)In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, the attorney-client privilege arising from communications prior to the Closing between any one or more FET Entities (which, for the avoidance of doubt, includes for purposes hereof any Representatives of the FET Entities), on the one hand, and any legal counsel engaged by or on behalf of a FET Entity or any of its Affiliates (including but not limited to any FET Entity in-house counsel and Baker Botts), on the other hand (collectively, “FET Counsel”), to the extent related to this Agreement or the transactions contemplated by this Agreement, shall be excluded from the Assets or any other property, rights, privileges, powers, franchises and other interests held by any Other Party Group Members, that such attorney-client privilege shall be deemed held solely by the FET Entities, and that no Other Party Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing. All communications between the FET Entities, on the one hand, and FET Counsel, on the other hand, prior to the Closing and relating to the negotiation, documentation and consummation of the Agreement and the transactions contemplated by the Agreement shall belong solely to the FET Entities (and not Other Party Group Members).  The Other Party Group Members shall not have access to any Transaction Privileged Communications (as used herein whether in electronic form or otherwise), of FET Counsel relating to such engagement.  The Other Parties, to the fullest extent allowed by Law, agree (i) that no waiver of any privilege or right of the FET Entities is intended or will be claimed by any Other Party as a result of any

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communications, files, records or other documents being maintained within the records or files, of any Other Party Group Member or otherwise in its possession or control, and (ii) no Other Party Group Member will offer into evidence or otherwise attempt to use any such communications, files, records or documents (whether or not so maintained) in any Claim or Proceeding arising under or relating to this Agreement and the transactions contemplated hereby.
Section 8.15Counterparts. This Agreement may be executed in one or more counterparts or duplicate originals, all of which when taken together will constitute one and the same agreement.  Electronic and facsimile copies of an original executed signature page (including, copies electronically transmitted in portable document format or “.pdf”) will be deemed the same as the original executed signature page.  Electronically executed versions of a signature page through the DocuSign, Inc. electronic signing system will also be deemed the same as an original executed signature page.  At the request of any Party at any time, the Parties shall promptly confirm all electronic or facsimile copies, and all electronically executed versions, of any signature page by manually executing and delivering a duplicate original signature page.
Section 8.16Defined Terms; Interpretation.
(a)As used in this Agreement, the following terms have the following meanings:
“Accounts” has the meaning set forth in Section 3.11.
“Accounts Payable” means all accounts and notes payable to any Person in respect of any services performed or products purchased and all other amounts that would be classified as an account payable on the liability side of a balance sheet prepared in accordance with GAAP.
“Accounts Receivable” means any right to payment for products sold or services rendered, net of any allowed cash discounts per payment terms, and all other amounts that would be classified as an account receivable on the asset side of a balance sheet prepared in accordance with GAAP.
“Acquired Business” means the business operations of the ABZ® and Quadrant® brands, including the design, development, manufacture, contract for manufacture, distribution, marketing, sale and sourcing of valves, value products and related components under such brands, as conducted by Seller or any of its Affiliates as of the date hereof, but excluding any such business operations in Canada (except for the purposes of (i) the definition of Business Intellectual Property set forth herein and (ii) Section 6.14(b)) and Saudi Arabia.
“Acquisition” has the meaning set forth in the Recitals.
“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, ownership interest or securities.

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“Aggregate Consideration” has the meaning set forth in Section 1.04.
“Agreed Allocation” has the meaning set forth in Section 6.07(d).
“Agreement” means this Agreement, including the Buyer Disclosure Letter, Parent Disclosure Letter, Seller Disclosure Letter and any Exhibits and Schedules attached hereto.
“Assets” has the meaning set forth in Section 1.01.
“Asset Allocation Statement” has the meaning specified in Section 6.07(d).
“Assignment and Assumption Agreements” has the meaning set forth in Section 2.02(a)(ii).
“Assumed Equipment Leases” has the meaning set forth in Section 1.01(g).
“Assumed Liabilities” has the meaning set forth in Section 1.02.
“Audit Firm” means Ernst & Young LLP, or if Ernst & Young LLP does not accept the engagement as Audit Firm, a national accounting firm with experience in auditing the financial statements of a company in the same or similar industry as the Acquired Business, which is reasonably acceptable to the Buyer and the Seller.
“Baker Botts” has the meaning set forth in Section 8.14(a).
“Broussard Lease Agreement” has the meaning set forth in Section 2.02(a)(ix).
“Business Contracts” has the meaning set forth in Section 1.01(b).
“Business Customer/Supplier” has the meaning set forth in Section 6.14(b)(iii).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by Law to close.
“Business Employee” means each employee of the Parent, the Seller or any of their respective Subsidiaries who is primarily dedicated to the Acquired Business and set forth in Section 3.09(a) of the Seller Disclosure Letter.
“Business Intellectual Property” means any and all Intellectual Property owned by or licensed to Seller or any of its Affiliates and used primarily, or held primarily for use, in connection with the Acquired Business.
“Business IT Assets” means any and all IT Assets owned by or leased or licensed to Seller or any of its Affiliates and that are (i) used primarily, or held primarily for use, in connection with the Acquired Business and located at or used in Seller’s facilities in Broussard, Louisiana or Madison, Kansas (except as set forth on Section 8.16 of the Seller Disclosure

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Letter), (ii) used exclusively, or held exclusively for use, in connection with the Acquired Business or (iii) allocated primarily to the Business Employees.
“Business Plan” means an Employee Plan maintained principally for the benefit of the Business Employees.
“Business Restricted Marks” has the meaning set forth in Section 6.10(b).
“Business Service Provider” means as of any relevant time, any director, employee, intern (paid or unpaid) or individual consultant or independent contractor of the Parent, the Seller or any of their respective Subsidiaries primarily dedicated to providing services to the Acquired Business.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Broker Fee” has the meaning set forth in Section 5.06.
“Buyer DC Plan” has the meaning set forth in Section 6.12(f).
“Buyer Disclosure Letter” has the meaning set forth in Article V.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.02(a).
“Buyer Key Employees” has the meaning set forth in Section 6.14(a)(i).
“Buyer Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, has materially delayed or prevented, or is reasonably likely to materially delay or prevent, the ability of the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
“Buyer Taxes” means (i) Income Taxes of the Buyer and its Affiliates, (ii) Transfer Taxes allocable to the Buyer pursuant to Section 6.07(f), (iii) any Taxes that relate to the ownership or operation of the Acquired Business or to any of the Assets with respect to Post-Closing Tax Periods (including any Property Taxes that are allocated to the Buyer pursuant to Section 6.07(e)), and (iv) any Taxes that relate to operations of the Buyer or its Affiliates other than the operation of the Acquired Business, or to assets of the Buyer or its Affiliates other than the Assets.
“Capital Stock” means (i)  with respect to any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in a corporation, (ii) with respect to any other Entity, any partnership interest, share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity, (iv) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity, (v) subscriptions, calls, warrants, options, or Contracts entitling any Person or entity to purchase or otherwise acquire partnership interests, membership interests or units, capital stock, or any other equity securities and (vi) securities convertible into

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or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, including in the case of each of the foregoing clauses (i) – (vi) any “profits interests”.
“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim, demand or Proceeding of the specified Person made or pending against any other Person for Damages to the specified Person.
“Closing” has the meaning set forth in Section 2.01.
“Closing Date” has the meaning set forth in Section 2.01.
“Closing Statement Date” has the meaning set forth in Section 1.05(b).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Parent, the Seller or any of their respective Subsidiaries and any labor organization or other authorized employee representative representing Business Service Providers.
“Competitive Business” has the meaning set forth in Section 6.14(b)(i).
“Confidential Information” means (i) with respect to the Seller and the Parent, any and all information (whether written, oral, visual, in electronic or computer readable format or any other form) with respect to the Buyer or its Affiliates, the Assets, the Assumed Liabilities and the Acquired Business, and (ii) with respect to the Buyer, any and all information, data, documents, agreements, files and other materials (whether written, oral, visual, in electronic or computer readable format or in any other form) that is furnished or otherwise disclosed by or on behalf of any of the Seller or the Parent, their respective Affiliates or any of their respective Representatives to, or otherwise obtained by, the Buyer, its Affiliates or any of their respective Representatives in connection with the Acquisition or relating to the Retained Assets or Retained Liabilities, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents prepared by or for the Buyer which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials, or is otherwise ascertained by the Buyer, its Affiliates or their respective Representatives through due diligence investigation or discussions with employees or other Affiliates or Representatives of the Seller or the Parent or otherwise during the course of Buyer’s review in connection with the Acquisition; provided that this clause (ii) shall exclude all information, data, documents, agreements, files and other materials that are captured by the foregoing clause (i), and, for the avoidance of doubt, all such information, data, documents, agreements, files and other materials that are captured by the foregoing clause (i) shall be solely Confidential Information of the Buyer for which the Seller shall be subject to the confidentiality restrictions set forth herein. . The term “Confidential Information” will include any and all information provided or obtained pursuant to Section 6.01, the Transaction Documents (whether such information is in the possession of the

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applicable Party or such Party’s Representatives at the time of the Closing or subsequently obtained by the applicable Party or such Party’s Representatives from the other Party or any of such Party’s Representatives pursuant to any Transaction Document).
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 9, 2019, between Forum Energy Technologies, Inc. and Tailwind Management LP.
“Consent” means any consent, release, approval, license, permit, Order or authorization of, or registration, declaration or filing with, any Government Authority or other Person, including any Permit, or, with respect to any equity interests, the waiver or lapse of any right of first refusal or similar Lien.
“Continuing Affiliate Contracts” has the meaning set forth in Section 1.03(a)(xxi).
“Contracts” means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, whether written or oral.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Actions” means any actions taken or not taken in connection with any COVID-19 Measures that were reasonably necessary to protect the health or safety of individuals who are or were officers, directors, employees or other service providers to the Parent or any of its Subsidiaries with respect to the Acquired Business (or individuals who interact with any of the foregoing in connection with the Acquired Business) or otherwise reasonably necessary to protect the business, operations, assets or financial condition of the Acquired Business.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order or directive by any Government Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).
“Current Assets” means the total current assets, including Accounts Receivable, Contracts in progress, prepaid expenses and inventory (but excluding (i) any Retained Assets, (ii) any current or deferred Tax assets and (iii) any cash and cash equivalents), in each case prepared in accordance with GAAP, and to the extent in accordance with GAAP, prepared in accordance with the Seller’s historical accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies.
“Current Liabilities” means the total current liabilities, including Accounts Payable, the current portion of accrued liabilities and current liabilities related to wages and employee retention amounts, Contracts in progress, current termination benefits, and all current retention payables (but excluding (i) any deferred Tax liabilities and (ii) Retained Liabilities, other than Property Taxes that are allocated to the Seller pursuant to Section 6.07(e)), in each case prepared in accordance with GAAP, and to the extent in accordance with GAAP, prepared in accordance

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with the Seller’s historical accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies.
“Damages” has the meaning set forth in Section 7.02(a).
“Delayed Asset” has the meaning set forth in Section 6.04.
“Dispute Notice” has the meaning set forth in Section 1.05(d).
“Disputed Items” has the meaning set forth in Section 1.05(d).
“Distributor Agreement” has the meaning set forth in Section 2.02(a)(vi).
“Employee Plan” means any employee benefit or compensation arrangements, plans, policies, practices or programs, in each case, whether or not written, that is established, maintained or sponsored by the Parent or any of its Subsidiaries, or to which the Parent or any of its Subsidiaries contributes or is obligated to contribute, on behalf of any Business Service Provider or for which the Parent or any of its Subsidiaries has any direct or indirect liability to or on behalf of any Business Service Provider, including (i) any “employee benefit plan” described in Section 3(3) of ERISA and (ii) any other compensation, employment, consulting, severance, termination protection, transaction bonus, retention, pension, post-employment or retirement, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, equity, phantom equity, unemployment, hospitalization or other medical, dental, vision, life or other insurance, long- or short-term disability, change of control, relocation or expatriate benefit, perquisite or fringe benefit.
“Employment Agreement” means any agreement to which the Parent or any of its Subsidiaries is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any Business Service Provider, including any employee leasing or service agreement and any noncompetition agreement.
“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.
“Environment” has the meaning set forth in Section 3.12(c)(i).
“Environmental Claims” has the meaning set forth in Section 3.12(a)(iii).
“Environmental Law” has the meaning set forth in Section 3.12(c)(ii).
“Environmental Liabilities” means any liabilities or obligations relating to Environmental Laws, Environmental Permits, Environmental Claims, Remedial Actions or Hazardous Substances.
“Environmental Permits” has the meaning set forth in Section 3.12(a)(ii).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Buyer Working Capital Payment” means the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital, as reflected on the Estimated Closing Statement.
“Estimated Closing Statement” has the meaning specified in Section 1.04(b).
“Estimated Net Working Capital” has the meaning specified in Section 1.04(b).
“Estimated Seller Working Capital Payment” means the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, as reflected on the Estimated Closing Statement.
“Excluded Inventory” has the meaning set forth in Section 1.03(a)(xix).
“FCPA” has the meaning specified in Section 3.20(a).
“FET Counsel” has the meaning set forth in Section 8.14(c).
“FET Entity” and “FET Entities” has the meaning set forth in Section 8.14(a).
“Final Adjustment Amount” has the meaning specified in Section 1.05(f).
“Final Closing Date Statement” has the meaning specified in Section 1.05(a).
“Final Net Working Capital” has the meaning specified in Section 1.05(a).
“Flow of Funds Memorandum” means the flow of funds memorandum containing payment instructions for the Aggregate Consideration payable at the Closing attached hereto as Exhibit C.
“Fraud” means actual and intentional fraud committed in respect of matters covered by the representations and warranties expressly set forth in Article III, Article IV or Article V of this Agreement; provided, however, that such actual and intentional fraud shall only be established if each of the following requisite elements are present: a false representation of material fact or warranty expressly set forth in Article III, Article IV or Article V of this Agreement was intentionally made with the actual knowledge (and not imputed or constructive knowledge) that the representation or warranty was false when made as of the date hereof and was made with the intention to deceive another Person and such Person, in justifiable reliance upon such false representation, takes or refrains from taking action, causing such Person to suffer damage by reason of such reliance. For the avoidance of doubt, (i) “Fraud” shall exclude constructive fraud and any fraud claim (including any claim based on negligence or recklessness) that does not include the element of making a representation or warranty with intent to deceive and (ii) any inaccuracy of any representation or warranty or justifiable reliance shall be determined with regard to, and including, all qualifications and exceptions contained therein relating to Seller’s

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knowledge, materiality or Seller Material Adverse Effect and all similar qualifications and standards contained within the representations and warranties.
“GAAP” means generally accepted accounting principles and practices in the United States as in effect as of the date of this Agreement.
“Government Authority” means (i) any national, federal, state, provincial, county, municipal, local, foreign or supranational government, or other political subdivision thereof, (ii) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, and (iii) any department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.
“Hazardous Substance” has the meaning set forth in Section 3.12(c)(iii).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Approval” means (a) the receipt of any authorization required, or (b) the expiration of any applicable waiting period (and any extensions thereof), under the HSR Act.
“HSR Filing Fees” means the full amount of the filing fees paid by the Seller in connection with obtaining the HSR Approval, the amount of which is set forth on Section 8.16 of the Seller Disclosure Letter.
“Income Taxes” means all income, franchise or similar Taxes.
“Indebtedness” means any amount owed by the Seller (including (i) unpaid principal, (ii) unpaid interest, (iii) premium thereon (including make-whole premiums) and (iv) prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed), without duplication, in respect of: (a) Liabilities of the Seller for borrowed money (including the current portion thereof) and related accrued interest payable in respect of such borrowed money, (b) Liabilities of the Seller evidenced by bonds, notes, debentures or other similar instruments (including a purchase money obligation), (c) Liabilities of the Seller for the deferred purchase price of property already delivered or services already rendered, including earn-out payments, “seller notes” and any amounts held back from the purchase price to satisfy potential future obligations, indemnification payments, purchase price adjustments and any other obligations payable with respect to the acquisition of any Person, business, assets or securities by the Seller, (d) all guarantees, including guarantees of any items set forth in clauses (a) through (c) and (e) Liabilities of Seller that are secured in whole or in part by the assets of Seller or any of its Subsidiaries.
“Indemnified Party” has the meaning set forth in Section 7.03(a).
“Indemnifying Party” has the meaning set forth in Section 7.03(a).
“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction, including at least the following: (i) all inventions and discoveries (whether

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patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and pending patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all registered and unregistered trademarks and pending trademark applications, registered service marks and pending service mark applications, registered trade dress and pending trade dress applications, logos, trade names, corporate names, and assumed fictional business names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Marks”); (iii) all works of authorship or expression and copyrightable works ((including computer programs, data collections and databases), irrespective of whether or not copyrightable and in any form or medium (tangible, intangible, oral, written, electronic, observational, or other) in which such information may be communicated or subsist or otherwise subject to protection under any applicable laws, rules and regulations), all registered and unregistered copyrights in both published and unpublished works, pending copyright applications, and all applications, registrations, and renewals in connection therewith, including Software, databases and other compilations, and related documentation; (iv) mask works, whether or not registered, and registrations and applications for registration thereof, and all other rights corresponding thereto throughout the world (including, with respect to any copyrighted works, all rights to reproduce, distribute, publicly perform, publicly display, use, edit, adapt, modify, create derivative works of, publish, distribute and market for all purposes, in any manner, on any and all existing or future media and by any existing or future means, for the duration of copyright protection under applicable Law); (v) trade secrets and confidential or proprietary information, ideas or concepts, research and development, discoveries, improvements, methods, analyses, know-how, schematics, technology, formulas, compositions, data and data collections, databases, computer programs and software (whether in object or source code and all documentation relating to the foregoing), algorithms, products, practices, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions, analyses, reports, tangible research materials, technical information, and other information and materials, processes and techniques, procedures, protocols, technical data and compilations, laboratory notebooks, recordations of inventions or proprietary information, designs, drawings, specifications, systems, customer, manufacturer and supplier lists, pricing and cost information, financial and accounting data, and business and marketing plans and proposals; (vi) rights in Internet websites and Internet domain names and world wide web addresses owned, used or licensed; (vii) rights in social media accounts, including but not limited to all content therein, and social medial handles; and (viii) all copies and tangible embodiments thereof (in whatever form or medium); (ix) intellectual property rights in any of the following: know-how; methods; processes; formulas; and compositions and (x) all rights to sue and collect damages and other fees for any past, present or future infringement, misappropriation or other violation of any of the foregoing.
“International Trade Laws” has the meaning set forth in Section 3.20(c).
“Inventory” has the meaning set forth in Section 1.01(d).

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“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing.
“Key Business Employee” means each Business Employee set forth on Section 8.16(a) of the Seller Disclosure Letter.
“Knowledge of the Seller” or any similar phrase means such facts and other information that are actually known to any individual set forth on Section 8.16(a) of the Seller Disclosure Letter after reasonable inquiry of such person’s direct reports.
“Law” means any law (including common law), statute, rule, regulation, ordinance, Order, code interpretation, judgment, decree, directive (which has the force of law), notice or guideline (which has the force of law), policy (which has the force of law) or similar form of decision (which has the force of law) of any Government Authority.
“Liability” means any debt, liability, guarantee, damage, penalty, fine, assessment, charge, cost, loss, claim, demand, expense, commitment or obligation (whether accrued, contingent, absolute, secured, unsecured, direct or indirect, liquidated or unliquidated, due or to become due, determined, determinable or otherwise) of every kind and description, and includes all costs and expenses relating thereto.
“Licensed Business Intellectual Property” has the meaning set forth in Section 3.14(b).
“Licensed Intellectual Property” means any and all Intellectual Property that is or is purported to be licensed to the Seller or any of its Affiliates or under which the Seller or any of its Affiliates has, or has purported to have, obtained a covenant not to sue.
“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, lease, sublease, license, sublicense, pledge, deed of trust, attachment, imperfection of title, levy, option, debt, right of first refusal or other charge or encumbrance thereupon or in respect thereof.
“Marks” has the meaning set forth in the definition of “Intellectual Property”.
“Material Agreement” has the meaning set forth in Section 3.08(a).
“Material Customers” has the meaning set forth in Section 3.08(a)(iii).
“Material Suppliers” has the meaning set forth in Section 3.08(a)(ii).
“Net Working Capital” means the amount, which may be positive or negative, equal to (x) the sum of all Current Assets included in the Assets, less (y) the sum of the Current Liabilities included in the Assumed Liabilities, in each case determined as of the Reference Time.
“Notice Period” has the meaning set forth in Section 7.04.

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“Order” means any judgment, order, ruling, subpoena, decision, verdict, decree, arbitration decision, assessment, writ, award, injunction or mandate issued by or under the supervision of a Government Authority of competent jurisdiction or arbitrator.
“Ordinary Course of Business” means, with respect to the Acquired Business, the ordinary course of business of the Acquired Business consistent with past practices in all material respects.
“Organization Jurisdiction” means, as applied to (i) any corporation, its federal, state, provincial or other jurisdiction of incorporation or amalgamation, (ii) any limited liability company or limited partnership, the federal, state, provincial or other jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal, state, provincial or other jurisdiction whose Laws govern that Entity’s internal affairs.
“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation, amalgamation or organization or the memorandum of association (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock or of any rights in respect of that Entity’s Capital Stock.
“Other Party” has the meaning set forth in Section 8.14(a).
“Other Party Group Member” and “Other Party Group Members” has the meaning set forth in Section 8.14(a).
“Owned Business Intellectual Property” has the meaning set forth in Section 3.14(b).
“Owned Intellectual Property” means any and all Intellectual Property that is or is purported to be owned by the Seller or any of its Affiliates.
“Owned Real Property” has the meaning set forth in Section 3.15(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Letter” has the meaning set forth in Article IV.
“Parties” means, collectively, the Buyer, the Seller and, solely for the limited purposes set forth herein, the Parent.
“Party” means each of the Buyer, the Seller and, solely for the limited purposes set forth herein, the Parent.
“Patent Assignment Agreement” has the meaning set forth in Section 2.02(a)(iv).

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“Permit” means (i) any approval, consent, franchise, permit, certificate, certification, waiver, concession, exemption, order, decree, authorization or license of, with or from a Government Authority or (ii) any required notice to, any declaration of, or with, or any registration by any Government Authority.
“Permitted Liens” means (i) statutory Liens for Taxes not yet due or Taxes being contested in good faith by appropriate Proceedings, in each case for which appropriate reserves have been established in accordance with GAAP, (ii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related liabilities and other Liens under social security laws or regulations, or similar foreign laws relating to obligations not yet delinquent or the validity or amount of which is being contested in good faith by appropriate Proceedings, (iii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, and maritime arising in the Ordinary Course of Business for amounts not yet due or that are being contested in good faith in appropriate Proceedings, (iv) vendors’ Liens in respect of trade payables incurred in the Ordinary Course of Business, (v) with respect to the Real Property being leased, any interest or title of a lessor, (vi) with respect to real property, (A) restrictions imposed by applicable Law relating to zoning and land use, (B) matters that would be shown on an accurate survey of real property that do not individually or in the aggregate materially interfere with the use of real property affected thereby as it is currently used, (C) easements, covenants, encroachments, conditions, restrictions and other similar matters affecting title to real property that do not individually or in the aggregate materially interfere with the use of real property affected thereby as it is currently used, and (D) minor imperfections of title that do not materially detract from the value or interfere with the ordinary conduct of the Acquired Business or the use of any of the Assets.
“Person” means an individual, firm, corporation, partnership, sole proprietorship, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a Government Authority.
“Personal Property” has the meaning set forth in Section 1.01(c).
“Post-Closing Occurrences” has the meaning set forth in Section 6.06(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion thereof beginning after the Closing Date.
“Pre-Closing Occurrences” has the meaning set forth in Section 6.06(b).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion thereof ending on and including the Closing Date.
“Proceeding” means any action, case, proceeding, Claim, grievance, suit or investigation or other proceeding conducted by or pending before any Government Authority or any arbitrator or mediator.

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“Property Taxes” has the meaning set forth in Section 6.07(a).
“Proscribed Recipient” has the meaning set forth in Section 3.21(a).
“R&W Policy” has the meaning set forth in the Recitals.
“R&W Policy Fees” has the meaning set forth in Section 6.13(a).
“R&W Reimbursement Amount” has the meaning set forth in Section 6.13(a).
“Real Property” has the meaning set forth in Section 1.01(k).
“Real Property Leases” has the meaning set forth in Section 3.15(c).
“Records” has the meaning set forth in Section 1.01(e).
“Reference Date” means September 30, 2020.
“Reference Time” means 5:00 p.m. Houston, Texas time on the Closing Date.
“Registered Intellectual Property” means any and all Intellectual Property issued or registered by or with any Government Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued patents and pending applications for any of the foregoing.
“Related Party Contract” means any Contract solely between or among Seller and its Affiliates relating to the Acquired Business.
“Release” has the meaning set forth in Section 3.12(c)(iv).
“Remedial Action” has the meaning set forth in Section 3.12(c)(v).
“Representatives” means, as to any Person, its directors, officers, employees, seconded employees, legal representatives, counsel, accountants, advisers, consultants, financing sources and other agents and representatives.
“Restricted Area” means the entire world.
“Retained Assets” has the meaning set forth in Section 1.03(a).
“Retained Businesses” means all businesses now, previously or hereafter conducted by the Seller or any of its Affiliates other than the Acquired Business.
“Retained Liabilities” has the meaning set forth in Section 1.03(b).
“Retained Records” has the meaning set forth in Section 1.03(a)(i).
“Revenue Cap” has the meaning set forth in Section 6.14(c)(ii).

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“Revenue Cap Exceeding Business” has the meaning set forth in Section 6.14(c)(ii).
“Review Period” has the meaning set forth in Section 1.05(c).
“SDN” has the meaning set forth in Section 3.20(b).
“Seller” has the meaning set forth in the Preamble.
“Seller 401(k) Plan” has the meaning set forth in Section 6.12(f).
“Seller Broker Fee” has the meaning set forth in Section 3.22.
“Seller Disclosure Letter” has the meaning set forth in Article III.
“Seller ERISA Affiliate” has the meaning set forth in Section 3.09(d).
“Seller Indemnified Parties” has the meaning set forth in Section 7.02(b).
“Seller Key Employees” has the meaning set forth in Section 6.14(a)(ii).
“Seller Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, (i) would reasonably be expected to materially delay or prevent the ability of the Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, or (ii) has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Business, taken as a whole; provided, however, that, in the case of clause (ii),, no event, circumstance, development, change or effect resulting from any of the following will be deemed to constitute, or will be taken into account in determining whether there has been or would reasonably be expected to be, a Seller Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions or the price of commodities or raw materials used in or related to the Acquired Business, including hydrocarbon prices, (B) general business conditions affecting the industry in which the Acquired Business operates, (C) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, military conflict, sabotage or acts of terrorism, (D) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, frosts, mudslides, wildfires and other natural disasters, weather conditions, epidemic, pandemic or disease outbreak (including the COVID-19 virus) and similar force majeure events, (E) changes (or proposed changes) in applicable Law or the binding interpretation, enforcement or implementation thereof or changes in GAAP or the interpretation thereof, in each case after the date hereof, (F) any failure by the Seller or the Acquired Business to meet any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) will not operate to exclude from the definition of “Seller Material Adverse Effect” any set of facts or circumstances that cause or result in any such failure unless otherwise excluded hereunder), (G) changes, including impacts on relationships with customers,

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suppliers, employees, labor organizations or Government Authorities, in each case attributable to the execution, announcement, pendency or consummation of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, including as a result of the identity of the Buyer or plans or announced intentions of the Buyer with respect to the Acquired Business (including with respect to Business Employees), provided that this clause (G) shall not apply to the representations and warranties set forth in Section 3.02(c), or (H) any effect arising out of any action expressly required or requested by the Buyer to be taken pursuant to this Agreement; provided, however, that events, circumstances, developments, changes or effects set forth in clauses (A) through (E) above may be taken into account in determining whether there has been or is reasonably likely to be a Seller Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects (x) have a disproportionate adverse effect on the Acquired Business, taken as a whole, in relation to others in the industry, and (y) are not excluded by another of clauses (A) through (H).
“Seller Restricted Marks” has the meaning set forth in Section 6.10(a).
“Seller Taxes” means any Liability for (i) Income Taxes of the Seller and its Affiliates, (ii) any Taxes that relate to the ownership or operation of the Acquired Business or to any of the Assets with respect to Pre-Closing Tax Periods (including any Property Taxes that are allocated to the Seller pursuant to Section 6.07(e)), (iii) any Taxes that relate to operations of the Seller or its Affiliates other than the operation of the Acquired Business, or to assets of the Seller or its Affiliates other than the Assets, (iv) any Transfer Taxes allocable to the Seller pursuant to Section 6.07(f), and (v) other Taxes of the Seller or its Affiliates that become a Liability of the Buyer under any common law doctrine of transferee or successor liability or otherwise by operation of law or Contract (other than a customary commercial Contract entered into in the Ordinary Course of Business the principal purpose of which does not relate to Taxes, excluding an agreement for the sale of an entity or of a material asset); provided, however, Seller Taxes shall not include any Liability (i) resulting from or arising out of any breach of any covenant under Section 6.07 of this Agreement on the part of the Buyer or its Affiliates, (ii) attributable to any transaction taken with respect the Acquired Business or the Assets out of the ordinary course of business after the Closing on the Closing Date or (iii) to the extent included as a current liability in Final Net Working Capital.
“Seller Transfer Documents” has the meaning set forth in Section 2.02(b)(i).
“Shared Contract” means any Contract between or among the Seller or any of its Affiliates, on the one hand, and any Third Party that relates to both the Acquired Business, on the one hand, and to any part of any Retained Business, any Retained Asset or any Retained Liability, on the other hand.
“Software” means any and all (i) computer programs, including any software implementations of algorithms, models and methodologies and any source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all data and collections of data whether machine readable or otherwise, (iii) descriptions, flowcharts and other work product used to design, plan, organize

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and develop any of the foregoing and (iv) documentation, other works of authorship and media, including user manuals and training materials, relating to any of the foregoing.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subject Asset” means each (i) Asset, the assignment, transfer, conveyance or delivery of which to the Buyer without Consent would constitute a breach or other contravention of Law or any Contract and (ii) other Asset related to or necessary for the operation of, or performance of obligations with respect to any of the foregoing and which the Parties have determined is inadvisable or impractical to assign, transfer, convey or deliver prior to such other Subject Asset.
“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member (or equivalent), or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person.
“Target Net Working Capital” means $14,100,000.
“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. taxes, including net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, consumption, harmonized sales, franchise, margin, capital, capital gains, bank shares, withholding, payroll, employer health, real property, personal property, customs duties, employment, excise, deed, stamp, alternative, net worth or add-on minimum, environmental or other taxes, assessments, duties, levies, imposts or similar governmental charges in the nature of a tax imposed by any Government Authority, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts imposed by any Government Authority with respect thereto.
“Tax Returns” means the returns, reports, declaration of estimated Tax, claims for refunds of Taxes, information returns and other forms or documents (including any amendments thereto and any related or supporting information) filed or required to be filed with any Taxing Authority in connection with any Tax.
“Taxing Authority” means any Government Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Third Party” means a Person other than a Party or a Party’s Affiliates.
“Third Party Claim” has the meaning set forth in Section 7.03(a).
“Trademark Assignment Agreement” has the meaning set forth in Section 2.02(a)(iii).
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Distributor Agreement, the Seller Transfer Documents, the Broussard Lease Agreement and the

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other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement.
“Transaction Privileged Communications” has the meaning set forth in Section 1.03(a)(xviii).
“Transfer Taxes” means all sales, use, value added, goods and services, transfer, recordation, documentary, stamp and other similar Taxes, based on or related to the transactions contemplated by this Agreement.
“Transferred Employee” has the meaning set forth in Section 6.12(a).
“Transition Services Agreement” has the meaning set forth in Section 2.02(a)(v).
“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable state or local law.
1.Interpretation. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, (i) the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”, (ii) the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and (iii) the word “or” is not exclusive. Each reference to “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References herein to any gender includes each other gender. A reference to a Person includes its successors and permitted assigns. References to “days” mean calendar days, unless the term “Business Days” is used. References to “quarters” mean calendar quarters, unless otherwise specified. References to “years” will mean “calendar years”, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “within” with respect to a particular day or date shall mean a period ending at the end of such day or date. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference will be to a Section or Article of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The Exhibits and Schedules will be deemed incorporated by reference into this Agreement. References to any document, instrument or agreement will include all exhibits, schedules and other attachments thereto. The table of contents, headings, subheadings and captions in this Agreement are included for convenience of reference only, and will not be referred to in connection with the construction or interpretation of this Agreement. Any agreement, instrument or statute defined or referred to herein will mean such Contract, instrument or statute as amended, supplemented or otherwise modified from time to time; provided, that with respect to any Contract listed on any Schedules hereto, all such amendments, supplements, waivers or modifications must also be listed in the appropriate Schedule. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

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References to any Person include the successors and permitted assigns of that Person. For the purposes of this Agreement, any document which is described as being “delivered,” “furnished” or “made available” shall be treated as such if copies of such documents have been put in the dataroom prepared by the Seller or otherwise provided to the Buyer in electronic or hard copy format, in each case prior to 1:30 p.m. Houston, Texas time on the date hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:

Anvil International, LLC

    By:    /s/ Anthony Ciccone
        Name: Anthony Ciccone
        Title: Vice President

SELLER:

    Forum US, Inc.

    By:    /s/ D. Lyle Williams
        Name: D. Lyle Williams
        Title: Senior Vice President

PARENT, solely for the limited purposes set forth herein:

    Forum Energy Technologies, Inc.

    By:    /s/ D. Lyle Williams
        Name: D. Lyle Williams
        Title: Executive Vice President
         and Chief Financial Officer

Active 54891980